                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, For Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            HANCOCK HOLDING COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                            HANCOCK HOLDING COMPANY
                      One Hancock Plaza, 2510 14th Street
                          Gulfport, Mississippi 39501

Dear Shareholders:

     You are cordially invited to attend a special meeting of the shareholders of Hancock Holding Company to be held in the Board Room at Hancock Bank, One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi on Thursday, June 28, 2001, at 10:00 a.m., local time.

     At the special meeting you will be asked to consider and vote upon a proposal to approve an amendment to Hancock's Articles of Incorporation to authorize 50,000,000 shares of preferred stock and to provide the Board of Directors with the authority to create and issue from time to time series of the preferred stock. Hancock has entered into an agreement to acquire Lamar Capital Corporation for a combination of cash and preferred stock. The proposed amendment to the articles is necessary to permit this acquisition to be completed.

     YOUR VOTE IS VERY IMPORTANT. Please read the enclosed Notice of Special Meeting and Proxy Statement so that you will be informed about business to come before the meeting. Whether or not you plan to attend the meeting, please take the time to vote by completing and promptly mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want
to vote, your proxy will be counted as a vote in favor of the proposal.   If you
choose to attend the meeting, you may, of course, revoke your proxy and personally vote your stock if you desire to do so.

     More detailed information concerning the proposed articles amendment is set forth in the accompanying Notice of Special Meeting and Proxy Statement. The Proxy Statement also contains information about the Series A Preferred Stock that will be issued to shareholders of Lamar Capital Corporation and general information about the acquisition and Lamar Capital Corporation. We encourage you to read this document carefully.

     Your Board of Directors unanimously recommends that you vote in favor of the proposal.

                                       Sincerely,

                                       /s/ George A. Schloegel

                                       George A. Schloegel
                                       Chief Executive Officer


Dated and Mailed
on or about May 30, 2001

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 28, 2001

To the Holders of Common Stock of Hancock Holding Company:

     Notice is hereby given that, pursuant to call of its Board of Directors and in compliance with its Bylaws, a special meeting of the shareholders of Hancock Holding Company will be held in the Board Room at Hancock Bank, One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39501, on Thursday, June 28, 2001, at 10:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to amend the Articles of Incorporation of Hancock Holding Company to authorize 50,000,000 shares of preferred stock and to provide the Board of Directors with the authority to issue series of the preferred stock.

2.   To transact such other business as may properly come before the meeting.

     The proposal described above is more fully disclosed in the accompanying Proxy Statement.

     The close of business on May 18, 2001, has been fixed as the date for determining the shareholders who are entitled to notice of and to vote at the special meeting. All shareholders, whether or not they expect to attend the special meeting in person, are requested to mark, date, sign and return the enclosed form of proxy. Your proxy may be revoked at any time before it is voted.

     The special meeting for which this notice is given may be adjourned from time to time without notice other than announcement at the special meeting. Any business for which notice of the special meeting is hereby given may be transacted at any such adjournment.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    /s/ George A. Schloegel

                                    George A. Schloegel
                                    Chief Executive Officer

Gulfport, Mississippi
May 30, 2001

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS.............................................      1

INTRODUCTION......................................................      3

PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION...................      4

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT..........      5

PROPOSED ACQUISITION OF LAMAR CAPITAL CORPORATION.................      6

INFORMATION ABOUT LAMAR CAPITAL CORPORATION.......................     15

LAMAR FINANCIAL STATEMENTS........................................     29

MISCELLANEOUS.....................................................     47

APPENDIX A
     ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION.......    A-1

APPENDIX B
     ARTICLES OF AMENDMENT........................................    B-1

                             QUESTIONS AND ANSWERS

This questions and answers section highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred you in order to fully understand the proposal. See "MISCELLANEOUS
- Where You Can Find More Information" (page 47).

Q(1):  What is Hancock asking you to approve?

   A: You are being asked to approve an amendment to the Articles of Incorporation of Hancock which will authorize 50,000,000 shares of preferred stock and provide the Hancock Board with the authority to issue one or more series of the preferred stock. A copy of the proposed amendment is attached to this proxy statement as Appendix A.

       See page 4 for more information concerning the proposal.

Q(2): If the proposal is approved will the Hancock Board be able to issue preferred stock?

   A: The proposed amendment will authorize the Hancock Board to create and issue one or more series of preferred stock (not to exceed in the aggregate 50,000,000 shares) and to determine the preferences, limitations, voting and other rights, without further action or approval required by the Hancock shareholders. The Hancock Board could create different terms and conditions for different series of preferred stock.

Q(3): What plans does the Hancock Board presently have to issue preferred stock?

   A: If the proposal is approved, the Hancock Board plans to authorize the issuance of up to 1,658,275 shares of Series A Preferred Stock in connection with the proposed merger of Lamar Capital Corporation into Hancock. In connection with the proposed merger, Lamar shareholders will have the right to elect to receive either: (1) $11.00 in cash for each share of Lamar common stock, or (2) .55 shares of Hancock Series A Preferred Stock for each share of Lamar common stock. The proposal contained in this proxy statement must be approved by the Hancockshareholders prior to the closing of the proposed merger.

       YOU ARE NOT BEING ASKED TO VOTE ON THE MERGER OR TO APPROVE THE SERIES A PREFERRED STOCK.

       See page 6 for more information concerning the proposed merger.

Q(4):  What are the terms of the Series A Preferred Stock?

   A: The Series A Preferred Stock will have certain preferential rights which are superior to certain rights of the Hancock common stock. A copy of the designation detailing the terms of the Series A Preferred Stock is attached to this proxy statement as Appendix B.

       The terms of the Series A Preferred Stock include: (i) a cumulative annual dividend of $1.60 per share; (ii) the right to convert each share of Series A Preferred Stock into shares of Hancock common stock at any time at a conversion price of $45 per share, subject to certain adjustments; (iii) the same voting rights as Hancock common stock with each share of Series A Preferred Stock having a number of votes equal to the number of shares of Hancock common stock into which such preferred stock could be converted; and (iv) liquidation rights which entitle each share of Series A Preferred Stock to a $20 per share payment plus all accrued dividends before any distribution to holders of Hancock common stock. Hancock also has certain rights and obligations to redeem the preferred stock at a redemption price of $20 per share plus accrued dividends.

       See page 7 for more information concerning the Series A Preferred Stock.

Q(5):  Who is Lamar Capital Corporation?

   A: Lamar Capital Corporation is a Mississippi corporation that owns Lamar Bank. Lamar Bank provides traditional consumer and commercial deposit and loan services to individuals, families and businesses in Lamar

       County, Mississippi and in the Hattiesburg, Mississippi area, through a full service main office and 8 branch offices. As of December 31, 2000, Lamar's total assets were approximately $415 million, Lamar's deposits were approximately $306 million and shareholders' equity was approximately $36 million.

       See page 15 for more information concerning Lamar Capital Corporation.

Q(6):  What other plans does the Hancock Board have to issue preferred stock?

   A: The Hancock Board has no present intention to issue any other shares of preferred stock; however, the proposal will provide the Board with the authority to create and issue additional preferred stock without any further action or approval required by Hancock shareholders.

Q(7): If my shares are held in "street name" by my broker, will my broker vote my shares for me?

   A: Only if you provide instructions on how your broker should vote. You should instruct your broker how to vote your shares, following the directions your broker provides. Without instruction from you to your broker, your shares will not be voted and this will effectively be a vote against the proposal.

Q(8):  What do I need to do now?

   A: Just indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. If you sign and send in your proxy but don't indicate how you want to vote, your proxy will be counted as a vote in favor of the proposal. If youdon't return your proxy card or you abstain, the effect will be a vote against the proposal.

Q(9):  When is the meeting?

   A: The meeting will take place on June 28, 2001 at 10:00 a.m. You are invited to the meeting to vote your shares in person rather than signing and mailing your proxy card. If you do sign your proxy card, you can take back your proxy until and including the date of the meeting and either change your vote or attend the meeting and vote in person.

       You can vote at the meeting if you owned Hancock stock as of the close of business on May 18, 2001, the record date. On that date, 10,755,037 shares of Hancock common stock were outstanding. In order for the proposal to be approved, a majority of the outstanding shares of Hancock common stock must vote in favor of the proposal. The directors and officers of Hancock can cast about 16.7% of the votes entitled to be cast at the meeting. We expect that they will vote all of their shares in favor of the proposal.

       We provide more detailed instructions about voting on page 3.

       The Board of Directors of Hancock unanimously recommends voting in favor of the proposal.

Q(10): Who can help answer my questions?

   A:  If you have more questions about the merger you should contact:

                            HANCOCK HOLDING COMPANY
                      One Hancock Plaza, 2510 14th Street
                          Gulfport, Mississippi 39501
                   Attn: Paul D. Guichet, Investor Relations
                          Phone Number: (228) 214-5242

                                PROXY STATEMENT
                                ---------------

                            HANCOCK HOLDING COMPANY

                        Special Meeting of Shareholders
                           to be held June 28, 2001


                                 INTRODUCTION

Date, Time, and Place of Meeting

     A Special Meeting of Shareholders of Hancock Holding Company ("Hancock") will be held in the Board Room at Hancock Bank, One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi, on Thursday, June 28, 2001, at 10:00 a.m., local time, or any adjournment(s) thereof (the "Meeting"), for the purpose of considering and voting upon the matters set out in the foregoing Notice of Special Shareholders' Meeting. This Proxy Statement is furnished to the shareholders of Hancock in connection with the solicitation by the Hancock Board of Directors (the "Hancock Board") of proxies to be voted at the Special Meeting.

     The mailing address of the principal executive office of Hancock is P. O. Box 4019, Gulfport, Mississippi, 39502.

     The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is May 30, 2001.

Record Date; Voting Rights

     The record date for determining holders of outstanding stock of Hancock entitled to notice of and to vote at the Meeting is May 18, 2001 (the "Record Date"). Only holders of Hancock stock of record on the books of Hancock at the close of business on the Record Date are entitled to vote at the Meeting or at any adjournment or postponement thereof. As of the Record Date, there were 10,755,037 shares of Hancock common stock issued and outstanding, each of which is entitled to one vote.

Solicitation, Voting and Revocation of Proxies

     When a proxy in the form accompanying this Proxy Statement is properly executed and returned, the shares represented thereby will be voted in the manner specified therein. ALL EXECUTED BUT UNMARKED PROXIES THAT ARE RETURNED WILL BE VOTED "FOR" THE PROPOSAL. An instruction to abstain from voting on the proposal will be considered present for quorum purposes but will have the same effect as a vote against the proposal.

     No matters are expected to be considered at the Meeting other than the proposal to amend the Articles of Incorporation, but if any other matters should properly come before the Meeting, it is intended that proxies will be voted on all such matters in accordance with the judgment of the person(s) voting them.

     Any proxy may be revoked at any time before it is voted. A shareholder may revoke a proxy (1) by submitting a subsequently dated proxy, (2) by giving written notice of revocation to the Secretary of Hancock or (3) upon request, if such shareholder is present at the Meeting and elects to vote in person. Mere attendance at the Meeting will not of itself revoke a previously submitted proxy. Revocation of a proxy will not affect a vote on any matter taken before receipt of the revocation.

     The cost of soliciting proxies will be borne by Hancock. In addition to the use of the mails, proxies may be solicited personally, by telephone, telecopier, or telegram, by directors, officers and employees of Hancock who will not receive any additional compensation for so doing. Corporate Communications, Inc. is contracted by Hancock to solicit proxy requests at a cost of approximately $2,100, plus customary expenses. The contact at Corporate Communications, Inc. is Mr. Matt Hamilton, 523 Third Avenue South, Nashville, Tennessee 37210. He can be reached at telephone number (615) 254-3376. All nominees and brokers will be reimbursed the allowable charges as per U.S. Securities and Exchange Commission regulations. Hancock will bear the cost of the solicitation of proxy materials. All requests for payment should be directed to: Hancock Holding Company, Investor Relations, P. O. Box 4019, Gulfport, MS 39502. Solicitation of proxies will be primarily by mail. Officers, directors, and employees of Hancock and its subsidiaries, Hancock Bank and Hancock Bank of Louisiana, (hereinafter referred to collectively as the "Banks") also may solicit proxies personally.

     Any shareholder, or their appointee agent, who has any questions concerning the procedures for voting their proxy or the Special Meeting should telephone Paul D. Guichet at (228) 214-5242 or 1-800-522-6542, ext. 5242.

Vote Required; Quorum

     Approval of the proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Hancock common stock eligible to vote.
Any other matters that properly come before the Meeting will be decided by a majority of votes cast, unless a different vote is required by law, the Articles of Incorporation, or the Bylaws.

     The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Hancock common stock outstanding and entitled to vote on the Record Date is necessary to constitute a quorum. Therefore, not returning your proxy card would make it more difficult to obtain a quorum because your shares would not be counted as present at the Meeting for quorum purposes. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the meeting.

     As of the Record Date, directors and executive officers of Hancock and their affiliates were the beneficial owners of approximately 16.7% of the outstanding Hancock stock entitled to vote at the Meeting, and it is expected that all such shares will be voted in favor of the proposal. See "PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT - Security Ownership of Certain Beneficial Owners."


                PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION

The Proposal

     At the Meeting, the shareholders will consider and vote on a proposal to amend Hancock's Articles of Incorporation to authorize 50,000,000 shares of preferred stock and provide the Hancock Board with the authority to issue one or more series of the preferred stock. A copy of the proposed amendment is attached to this Proxy Statement as Appendix A.

     The amendment authorizes 50,000,000 shares of preferred stock, par value $20.00 per share. Except as may be determined by the Hancock Board or, as specifically required by law, holders of preferred stock shall have no voting rights as a holder of such preferred stock. The holders of preferred stock shall be entitled to receive dividends, subject to statutory restrictions, when and as declared by the Hancock Board, payable at the rate and at such periods as determined by the Hancock Board. All dividends on the preferred stock shall be cumulative. The Hancock Board shall designate each series of preferred stock and shall fix by resolution the relative rights and preferences of the series of the preferred stock relating to (i) the rate of dividend; (ii) redemption rights, including the price and terms of such redemption; (iii) the amount payable upon liquidation; (iv) sinking fund provisions; (v) conversion rights; and (vi) voting rights. The proposed amendment would authorize the Hancock Board to issue series of the preferred stock without any further action or approval required by the shareholders of Hancock. The Hancock Board could also create different terms and conditions for different series of preferred stock.

     If the proposed amendment is approved, Hancock's authorized shares then would consist of 75,000,000 shares of common stock and 50,000,000 shares of preferred stock .

THE HANCOCK BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION.

Possible Anti-Takeover Effects of the Proposal

     There are different views as to the advisability of adoption of an amendment authorizing a board of directors to create and issue one or more series of preferred stock. However, it is the belief of the Hancock Board that the adoption of the proposed amendment will allow the Hancock Board more flexibility in connection with possible corporate mergers and acquisitions, public or private offerings of shares for cash, and the declaration of dividends payable in stock of Hancock, all of which the Hancock Board believes could improve shareholder value.

     The adoption of the proposed amendment to Hancock's articles of incorporation could make it more difficult for any person to obtain control of Hancock through a merger, tender offer, proxy contest or other means because:

 .    The preferred stock could be issued in a manner that would adversely affect the relative voting power or dividend rights of holders of Hancock common stock. As examples, the holders of preferred stock could be given: (i) the right to vote either separately as a class or with the holders of Hancock common stock, on any transaction submitted to a vote of the shareholders;
     or (ii) a preferential right to the payment of dividends.

 .    The issuance of preferred stock could have a dilutive effect on earnings per share or on the net book value of the outstanding Hancock common stock.

 .    The preferred stock could be privately placed with purchasers who could be expected to support actions taken by the Hancock Board.

     For these and other reasons, the approval of the proposed amendment could have the effect of discouraging unsolicited takeover attempts. Other than the issuance of the Series A Preferred Stock in connection with the proposed merger of Lamar Capital Corporation into Hancock described in "PROPOSED ACQUISITION OF LAMAR CAPITAL CORPORATION," the Hancock Board has no present plans to issue any other series of preferred stock. Hancock is not aware that any person is attempting to acquire control of Hancock or of any interest on the part of any person in acquiring control of Hancock.


           PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

Security Ownership of Certain Beneficial Owners

           Name and Address of Beneficial       Amount and Nature of     Percent of Class
                     Owner                   Beneficial Ownership (1)
                                                of Common Stock
     Leo W. Seal, Jr.                               1,126,435.0 (2)           10.46%
     408 North Beach Blvd.
     Bay St. Louis, Mississippi 39520

     Hancock Bank Trust Department                  1,496,941.5 (3)           13.90%
     One Hancock Plaza
     Gulfport, Mississippi 39501

(1)  Constitutes sole ownership unless otherwise indicated.
(2) Includes 2,586 shares owned by Mr. Seal's wife; 24.9 shares owned by Mr. Seal's children; 95,900 shares held in a charitable trust of which Mr. Seal has voting rights but not dispositive powers, and excludes 434,823 shares in three (3) trusts held by Hancock Bank Trust Department (not included in the 1,496,941.5 shares shown above as beneficially owned by the Trust Department) as to which Mr. Seal has sole voting rights but no power of disposition. Mr. Seal's sister and her children are beneficiaries of these trusts. It also includes 36,272 options and 6,000 Restricted Stock Awards granted to Mr. Seal in the 1996 Long-Term Incentive Plan.
(3) Consists of shares held and voted by the Hancock Bank Trust Department as trustee for 97 different accounts. Within these 97 accounts, the Trust Department has sole voting rights on 1,496,941.5 shares, shared voting rights on zero shares and no power to vote 29,264.5 shares. The Trust Department has the sole right to dispose of 1,116,432.9 shares, shared right to dispose of 12,858.7 shares and no authority to dispose of 396,914.4 shares.

Security Ownership of Management
(as of April 30, 2001)

           Name of Beneficial Owner     Amount and Nature of
                                      Beneficial Ownership(1)      Percent of Class
                                         of Common Stock
        Directors
        Frank E. Bertucci                  774.2                         0.01%
        Joseph F. Boardman, Jr.         10,863.0  (2)                    0.10%
        James B. Estabrook, Jr.          2,005.0  (3)                    0.02%
        James H. Horne                   8,955.6  (4)                    0.08%
        Charles H. Johnson               7,343.7  (1)                    0.07%
        Victor Mavar                    15,223.0  (1)                    0.14%
        George A. Schloegel            162,393.7  (5)                    1.51%
        Leo W. Seal, Jr.             1,126,435.0  (6)                   10.46%
        Christine L. Smilek                172.6  (7)                    0.01%

        Executive Officers
        Charles A. Webb, Jr.            11,418.6  (8)                    0.11%
        A. Hartie Spence                11,666.0  (9)                    0.11%
        Carl J. Chaney                  10,635.3 (10)                    0.10%

        Directors and Executive
        Officers (as a group)        1,802,708.7 (11)                   16.74%

(1)  Constitutes sole ownership unless otherwise indicated.
(2)  Includes 493 shares owned by Mr. Boardman's wife.
(3)  Includes 1,028 shares owned by Mr. Estabrook's minor child.
(4) Includes 402 shares owned by Mr. Horne's wife; 1,589.4 shares owned jointly by Mr. Horne and his wife; 400 shares owned jointly with his child; and 5,898 shares held by Mr. Horne's company.
(5) Includes 37,651 shares owned jointly by Mr. Schloegel and his wife; 207 shares owned directly by Mr. Schloegel's wife; 38,000 options and 6,000 Restricted Stock Awards granted to Mr. Schloegel in the 1996 Long-Term Incentive Plan.
(6) Includes 2,605 shares owned by Mr. Seal's wife; 24.9 shares owned by Mr. Seal's children; 95,900 shares held in a charitable trust of which Mr. Seal has voting rights but not dispositive powers, and excludes 434,823 shares held in a fiduciary capacity by Hancock Bank's Trust Department as to which Mr. Seal has sole voting rights but no power of disposition. Mr. Seal's sister and her children are beneficiaries of these trusts. Mr. Seal disclaims beneficial ownership of these 434,823 shares. It also includes 36,272 options and 6,000 Restricted Stock Awards granted to Mr. Seal in the 1996 Long-Term Incentive Plan.
(7)  Includes 56.4 shares owned by Ms. Smilek's husband.
(8) Includes 10,344 shares owned jointly with Mr. Webb's wife, and 1,250 Restricted Stock Awards granted to Mr. Webb in the 1996 Long-Term Incentive Plan.
(9) Includes 766 shares held in an IRA for Mr. Spence; 10,200 options and 700 Restricted Stock Awards granted to Mr. Spence in the 1996 Long-Term Incentive Plan.
(10) Includes 8,500 shares owned by Mr. Chaney's wife; 203.2 shares held for the benefit of Mr. Chaney's children, of whom he is the custodian; 9,200 options and 1,250 Restricted Stock Awards granted to Mr. Chaney in the 1996 Long-Term Incentive Plan.
(11) Includes all shares held as a group by all of Hancock's Directors and named Executive Officers, including shares disclaimed by Mr. Seal as noted in footnote #6 above. This group consists of 18 persons.


               PROPOSED ACQUISITION OF LAMAR CAPITAL CORPORATION

Merger of Lamar into Hancock

     The proposal described in this Proxy Statement to be voted on by the Hancock shareholders at the June 28, 2001 Meeting is being made in connection with a proposed merger (the "Merger") of Lamar Capital Corporation ("Lamar") with and into Hancock. Lamar and Hancock entered into a Merger Agreement (the "Merger Agreement") which provides, among other things, that Hancock will authorize preferred stock to be issued in the Merger. Pursuant to the terms of the Merger Agreement, shareholders of Lamar will have the right to elect to receive either (1) $11.00 in cash for each share of Lamar common stock, or (2)
 .55 shares of Hancock Series A Preferred Stock for each share of Lamar common stock. Shareholders of Lamar may elect to receive all cash, all Hancock Series A Preferred Stock or any combination of cash and preferred stock; however, under a formula set forth in the Merger Agreement, no more than 49% or less than 30% of the Lamar common stock may be exchanged for cash. The Series A Preferred Stock to be issued in connection with the Merger is described below.

Series A Preferred Stock

     Pursuant to the terms of the Merger Agreement, a portion of the consideration to be paid by Hancock in connection with the Merger is up to 1,658,275 shares of 8% Cumulative Convertible Preferred Stock, Series A. If the proposal described in this Proxy Statement is approved by Hancock shareholders, the Hancock Board will authorize the issuance of the 8% Cumulative Convertible Preferred Stock, Series A. A copy of the designation to be approved by the Hancock Board is attached hereto as Appendix B. The Hancock Board has no present intention to authorize the issuance of any other series of preferred stock.

Dividends

     Dividends on the Hancock Series A Preferred Stock accrue at an annual rate of $1.60 per share. Dividends are cumulative and payable quarterly if, as and when declared by the Board of Directors from funds legally available therefor on the last day of each calendar quarter, commencing on the last day of the calendar quarter in which Lamar and Hancock merge.

     No dividends may be declared or paid upon, or any sum set apart for the payment of dividends upon any shares of Hancock stock ranking equal to the Hancock Series A Preferred Stock for any dividend period unless the same dividend shall have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend, upon all of the Hancock Series A Preferred Stock being issued in the Merger.

     Unless dividends accrued on all outstanding shares of each series of preferred stock for all past dividend periods have been declared and paid, or declared and a sum sufficient for the payment thereof set apart, and full dividends (to the extent that the amount has become determinable) on all outstanding shares of such stock due on the respective following payment dates have been declared and a sum sufficient for payment set apart, then, (i) no dividend (other than a dividend payable solely in common stock) may be declared or paid upon, or any sum set apart for the payment of dividends on any shares of Hancock stock ranking junior to the Hancock Series A Preferred Stock; (ii) no other distribution may be made on any shares of Hancock junior stock; (iii) no shares of Hancock junior stock may be purchased, redeemed or otherwise acquired for value by Hancock or any of its subsidiaries; and (iv) no monies may be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Hancock junior stock by Hancock or any of its subsidiaries.

Conversion to Common Stock

     Each share of Series A Preferred Stock will be convertible, at the option of the holder, at any time, into shares of Hancock common stock. The number of shares of Hancock common stock into which each share of Series A Preferred Stock will be convertible shall be equal to the number arrived at by dividing $20, without any payment or adjustment for dividends accrued, by the conversion price per share of the common stock. The conversion price shall initially be $45 per share, which means that each share of Series A Preferred Stock initially will be convertible into .4444 shares of Hancock common stock. If any fractional interest in a share of Hancock common stock would be deliverable upon conversion, the number of shares of common stock deliverable will be rounded up to the nearest full share.

     The conversion rate is subject to adjustment in certain events, including the issuance of Hancock capital stock as a stock dividend; combinations and subdivisions of the common stock; the issuance after the date hereof securities convertible into or exchangeable for common stock or warrants, rights or options to acquire common stock (except pursuant to employee benefit plans) at less than the then current market price of the common stock; and certain distributions of debt securities or assets (other than cash dividends) of Hancock. Upon conversion of any Series A Preferred Stock, a payment shall be made for all dividends declared and unpaid on such shares up to the dividend date immediately preceding surrender of the shares for conversion. No payment or adjustment will be made for any dividends accrued but undeclared as of such date.

     In case of any consolidation or merger to which Hancock is a party but not the surviving corporation, or in case of any sale or conveyance to another corporation of the property of Hancock as an entirety or substantially as an entirety, each holder of shares of Series A Preferred Stock will thereafter have the right to convert the shares into (and any successor corporation shall expressly assume the obligation to deliver) the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of common stock into which the Series A Preferred Stock was convertible immediately prior to such consolidation, merger, sale or conveyance.

     If, for 20 consecutive trading days beginning on or after the end of the 30th calendar month following the Effective Date of the Merger of Hancock and Lamar and ending on or before the 60th calendar month following the Effective Date of the Merger of Hancock and Lamar, the last sale price of Hancock common stock as reported by the Nasdaq National Market System or its successor exceeds $56.25, then effective on the last day in such 20-day period, Hancock shall have the option to require that each share of Hancock Series A Preferred Stock automatically convert into Hancock common stock.

Liquidation Preference

     In the event of a liquidation, dissolution or winding-up of Hancock, the holders of the Hancock Series A Preferred Stock will be entitled to receive, before any distribution or payment is made upon any shares of stock of Hancock ranking junior to the preferred stock, $20 per share in cash, together with an amount in cash equal to all accrued and unpaid dividends thereon on the date of distribution or payment. If, upon any liquidation, dissolution or winding-up, the assets of Hancock distributable among the holders of the Hancock Series A Preferred Stock and any other stock ranking equal to the Hancock Series A Preferred Stock in respect of the liquidation, are insufficient to permit payment in full to such holders of the amounts to which they are respectively entitled, the assets will then be distributed among such holders on a pro rata basis.

     A voluntary sale, lease, exchange or transfer of all or any part of Hancock property or assets, the consolidation or merger of Hancock into or with one or more corporations, or a redemption of Hancock capital stock shall not, without further corporate action, be deemed a liquidation, dissolution or winding-up of Hancock.

Redemption

     If, (i) for 20 consecutive trading days beginning on or after the end of the 30th calendar month following the Effective Date of the Merger of Hancock and Lamar and ending on or before the 60th calendar month following the Effective Date of the Merger of Hancock and Lamar, the last sale price of Hancock common stock as reported by Nasdaq or its successor exceeds $56.25, or
(ii) at any time after the end of the 60th calendar month following the Effective Date of the Merger of Hancock and Lamar, then Hancock shall have the option to redeem all or any portion of the Hancock Series A Preferred Stock.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Hancock Series A Preferred Stock to be redeemed at the address shown on Hancock books. On and after the earlier of the date that the redemption price is paid or the date that such price is deposited in trust for the benefit of the holders of the shares to be redeemed, all rights of the holders of such Series A Preferred Stock shall terminate except the right to convert or to receive the redemption price. The right of conversion with respect to such shares shall cease and terminate at the close of business five days prior to the date fixed for such redemption.

     Hancock shall be obligated to redeem all of the outstanding shares of Hancock Series A Preferred Stock at the redemption price of $20 per share plus accrued dividends 30 years from the date of issuance thereof.

     Hancock shall have the option to redeem all or any portion of the outstanding shares of Hancock Series A Preferred Stock at the redemption price of $20 per share plus accrued dividends if there is a change in the Federal Reserve capital adequacy guidelines that result in the Hancock Series A Preferred Stock not qualifying as Tier 1 capital.

Voting Rights

     In addition to any voting rights afforded by the Mississippi Business Corporation Act ("MBCA"), the holders of Hancock Series A Preferred Stock shall be entitled to receive notice of, to participate in, and to vote on any matter presented to the holders of Hancock common stock at any meeting of the holders of Hancock common stock. Each holder of Hancock Series A Preferred Stock shall have a number of votes equal to the number of shares of Hancock common stock into which the shares of Hancock Series A Preferred Stock held by such holder could be converted at the then current conversion price.

Background of and Reasons for the Merger

     Hancock has an ongoing process of evaluating opportunities for expansion and growth. In connection with this process of evaluating opportunities, Hancock's Board identified Lamar as a possible target because it would allow Hancock to best serve its shareholders, employees, customers and communities by expanding further into central Mississippi. Lamar was an attractive target because of its penetration in the central Mississippi market.

     In February of 2000, Hancock contacted Lamar and began initial discussions about a possible merger of Lamar into Hancock. In April and May of 2000, Hancock began doing some initial due diligence review of Lamar. These initial discussions continued through the end of 2000. In January 2001, representatives of Lamar and Hancock entered into extensive negotiations which led to the execution of a Letter of Intent on January 31, 2001 and ultimately, on February 21, 2001 the Merger Agreement was executed.

     In deciding to enter into the Merger Agreement, Hancock's Board, after considering various alternatives, concluded that the Merger Agreement was in the best interest of Hancock and its shareholders because it will allow Hancock to broaden the market in which it offers its products and services.

     There have been no other material contracts or other transactions between Lamar and Hancock since signing the Merger Agreement, nor have there been any material contracts, arrangements, relationships or transactions between Lamar and Hancock during the past five years, other than in connection with the Merger Agreement and as described in this document.

Regulatory Approvals

     The Merger is subject to approval by the Federal Reserve Board ("FRB") under the Bank Holding Company Act of 1956, which requires the FRB, when approving a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the FRB will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

     On April 30, 2001, an application for the Merger was filed with the FRB. It is anticipated that the application will be approved in the second quarter of 2001. No other regulatory approvals are required for consummation of the Merger.

Conditions to the Merger

     In addition to the receipt of all necessary regulatory approvals, and the approval of the Merger Agreement by the shareholders of Lamar, consummation of the Merger Agreement is subject to the satisfaction of certain other conditions on or before the Effective Date. Generally, such additional conditions include, among others, the following: (1) the Proxy Statement-Prospectus relating to the Merger must have been filed with the Securities and Exchange Commission (the "SEC"), and the Registration Statement of which it is a part must have been declared effective by the SEC and not be the subject of any stop order or proceedings seeking a stop order; (2) no action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by the Merger Agreement; (3) Lamar must have received from Watkins Ludlam Winter & Stennis, P.A., an opinion of counsel as to certain tax aspects of the Merger; (4) Lamar shareholders must have approved the Merger; and (5) Hancock shareholders must have approved an amendment to Hancock's Articles of Incorporation authorizing the preferred stock.

     The obligations of Lamar and Hancock to effect the Merger are also subject to other conditions as set forth in the Merger Agreement to the effect, among others, as follows: (1) each of the representations and warranties of the other parties set forth in the Merger Agreement is true and correct in all material respects on and as of the closing; (2) the other parties have in all material respects performed all obligations required by the Merger Agreement to be performed before the closing; (3) that there has not been a material adverse change in the financial condition, results of operations or business of the other parties; and (4) the receipt of a customary legal opinion of the others' counsel.

Waiver, Amendment and Termination

     Lamar and Hancock may waive their respective rights under the Merger Agreement if any such waiver is in writing. The Merger Agreement may be amended or modified only upon written agreement of both Lamar and Hancock.

     The Merger Agreement may be terminated at any time on or before the Effective Date (a) by mutual consent; (b) by either party (1) if the Merger has not become effective on or before September 30, 2001, (2) if the other party has breached any covenant, representation or warranty that reflects a material and adverse change in the financial condition of the other party, (3) if regulatory approvals are not obtained and (4) if the Merger Agreement is not approved by the required vote of Lamar's shareholders.

     Except under certain circumstances specified in the Merger Agreement, upon termination of the Merger Agreement, no liability will result on the part of either party or their respective directors, officers, employees, agents or shareholders unless there has been an intentional breach of the Merger Agreement before the date of termination.

Closing

     The closing of the Merger will take place on a date that is mutually agreed to by Hancock and Lamar that is within thirty (30) days following the later of the date of receipt of all applicable regulatory approvals, the expiration of all applicable statutory and regulatory waiting periods, the date Hancock's Registration Statement filed with the SEC is declared effective, and the date Lamar's shareholders approve the Merger Agreement, or such later date as may be agreed to by Lamar and Hancock. Immediately upon consummation of the closing, or on such other later date as the parties may agree, the Merger Agreement will be filed with the Secretary of State of Mississippi and will thereupon become effective.

Selected Financial Data

     The following tables show summarized audited historical financial data for Lamar and Hancock for the periods ended December 31, 1996 through 2000.

     The information in the following tables is based on the historical financial information that has been incorporated into or included in this Proxy Statement. All of the summary financial information provided in the following tables should be read in connection with this historical financial information. See "MISCELLANEOUS -Where You Can Find More Information" on page 47 and Lamar's Financial Statements on page 29.

Lamar Capital Corporation
Selected Financial Data

                                                       As of and for
                                                        Three Months
                                                           Ending
                                                         March 31,               As of and for the Years Ended December 31,
                                                    -------------------   --------------------------------------------------------
                                                      2001       2000       2000         1999        1998         1997      1996
                                                    --------   --------   --------     --------    --------    --------   --------
                                                                                   (in thousands, except per share data)
Income Statement Data:
Interest income                                     $  7,922   $  7,982   $ 32,005     $ 30,158    $ 23,916    $ 19,442   $ 16,190
Interest expense                                       4,881      4,480     18,352       16,809      13,903      10,536      8,429
Net interest income                                    3,041      3,502     13,653       13,349      10,013       8,906      7,761
Provision for loan losses                                395        391      2,832        1,422         785         725        557
Noninterest income                                       872        785      3,728        3,527       3,558       2,689      2,325
Noninterest expense                                    2,634      2,623     11,101        9,788       8,732       7,677      6,890
Income before taxes                                      884      1,273      3,448        5,666       4,054       3,193      2,639
Net earnings                                             686        937      2,846        4,171       3,049       2,339      2,028

Balance Sheet Data:
Securities                                          $163,017   $138,935   $148,691     $126,059    $ 90,828    $ 58,921   $ 41,562
Loans, net of unearned income                        215,178    231,748    222,406      235,403     200,660     162,653    143,155
Allowance for loan losses                              5,756      4,450      5,483        4,270       3,564       3,101      2,837
Total assets                                         437,968    416,628    415,495      412,750     330,516     247,022    207,330
Total deposits                                       327,381    311,378    306,431      308,464     278,272     211,498    185,404
Long-term bonds and notes                                  -          -          -            -           -           -          -
Other borrowed funds                                  70,000     70,000     70,000       70,000      19,120      17,620      7,000
Total stockholders' equity                            38,327     32,891     36,795       31,902      31,331      16,160     13,473

Per Share Data:
Net income per share--basic and diluted             $   0.16   $   0.22   $   0.66     $   0.97    $   1.09    $   0.87   $   0.75
Cash dividends per share                                0.05       0.05     0.2000       0.1800      0.1167      0.1002     0.0923
Book value                                              8.88       7.62       8.54         7.39        7.58        5.88       4.97

Performance Ratios:
Return on average assets                                0.64%      0.91%      0.69%        1.07%       1.03%       1.02%      1.06%
Return on average equity                                7.42      12.11       8.47        12.51       17.65       15.69      15.88
Net interest margin                                     3.03       3.67       3.59         3.69        3.65        4.20       4.41
Efficiency ratio                                          64         61         64           58          65          66         68

Asset Quality Ratios:
Allowance for loan losses to nonperforming loans         187%       242%       176%         216%        323%        777%       360%
Allowance for loan losses to total loans                2.67       1.92       2.45         1.81        1.74        1.87       1.93
Nonperforming assets to total loans                     2.11       1.39       1.83         1.06        0.90        0.49       1.06
Net loan charge-offs to average loans                   0.22       0.36       0.70         0.32        0.18        0.30       0.19

Capital Ratios:
Leverage ratio                                          9.69%      8.90%      9.11%        9.23%       9.55%       6.87%      7.11%
Average stockholders' equity to average total
  assets                                                8.66       7.51       8.20         8.56        5.82        6.49       6.69
Tier 1 risk-based                                      15.21      14.63      15.50        14.38       14.65        9.84       9.67
Total risk-based                                       16.48      15.89      16.76        15.57       15.90       11.09      10.92
Dividend payout ratio                                     31         22         30           19          12          12         12

Hancock Holding Company
Selected Financial Data

                                              March 31,                         At and For the Years Ended December 31,
                                        -----------------------   ---------------------------------------------------------------
                                           2001         2000         2000          1999         1998         1997         1996
                                        ----------   ----------   ----------    ----------   ----------   ----------   ----------
Income Statement Data:                                                                     (in thousands, except per share data)
  Interest Income                       $   56,108   $   53,159   $  216,947    $  207,674   $  193,659   $  181,459   $  169,404
  Interest Expense                          26,056       21,935       94,251        83,961       81,742       71,698       64,804
  Net interest income                       30,052       31,224      122,696       123,713      111,917      109,761      104,600
  Net interest income (TE)                  31,789       32,718      128,981       129,375      116,127      112,425      108,626
  Provision for loan losses                  1,855        1,769       11,531         7,585        6,229        6,399        6,154
  Non-interest income                       12,122       14,539       52,451        45,612       32,332       32,169       28,422
  Non-interest expense                      27,793       28,560      109,896       115,442       93,782       87,554       80,095
  Earnings before income taxes and
    cumulative effect of accounting
     change                                 12,526       15,434       53,720        46,298       44,238       47,977       46,773
  Net earnings                               8,604       10,386       36,824        31,710       30,960       30,624       31,603
  Net earnings excluding credit card
   gain and securities transactions          8,604        8,465       34,383        31,666       30,851       30,443       31,583

Balance Sheet Data:
  Securities                            $1,073,317   $1,124,512   $  994,095    $1,148,722   $1,244,369   $1,079,995   $  901,592
  Loans, net of unearned
   income                                1,671,598    1,551,441    1,699,841     1,541,521    1,305,555    1,220,629    1,173,967
  Allowance for loan losses                 28,604       26,138       28,604        25,713       21,800       21,000       19,800
  Total assets                           3,238,399    3,016,486    3,013,430     2,991,874    2,814,695    2,537,957    2,289,582
  Total deposits                         2,685,159    2,507,110    2,503,788     2,397,653    2,374,591    2,062,648    1,926,576
  Long-term bonds and notes                  2,038        2,290        2,177         2,714            -        1,279        1,050
  Other borrowed funds                         500          500          500           500          500          500          500
  Total stockholders'
   equity                                  351,154      317,357      341,390       310,427      286,807      288,573      261,938

Per Share Data:
  Earnings before cumulative effect
    of accounting change:
      Basic                             $     0.80   $     0.95   $     3.39    $     2.91   $     2.79   $     2.82   $     3.08
      Diluted                                 0.80         0.95         3.39          2.91         2.78         2.82         3.08
  Net earnings:
      Basic                                   0.80         0.95         3.39          2.91         2.90         2.82         3.08
      Diluted                                 0.80         0.95         3.39          2.91         2.89         2.82         3.08
  Cash dividends per share                    0.28         0.25         1.25          1.00         1.00         1.00         0.88
  Book value                                 32.70        29.55        31.79         28.55        27.29        26.44        24.42

Performance Ratios:
   Return on average assets                   1.12%        1.39%        1.23%         1.05%        1.15%        1.25%        1.38%
   Return on average assets excluding
     cumulative effect of
      accounting change                       1.12%        1.39%        1.23%         1.05%        1.11%        1.25%        1.38%
   Return on average equity                  10.12%       13.32%       11.31%        10.27%       10.68%       11.29%       13.74%
   Return on average equity excluding
    cumulative effect of accounting
      change                                 10.12%       13.32%       11.31%        10.27%       10.28%       11.29%       13.74%
   Net interest margin (TE)                   4.48%        4.78%        4.70%         4.73%        4.67%        5.14%        5.20%
   Efficiency Ratio                          61.22%       53.89%       57.32%        63.81%       61.55%       58.97%       56.74%

Asset Quality Ratios:
   Allowance for loan losses to
    non-performing loans                       234%         381%         281%          365%         367%         313%         435%
   Allowance for loan losses to total
    loans                                     1.71%        1.68%        1.68%         1.67%        1.67%        1.72%        1.69%
   Non-performing assets to total loans       0.83%        0.53%        0.69%         0.56%        0.63%        0.74%        0.55%
   Net loan charge-offs to
    average loans                             0.45%        0.35%        0.53%         0.51%        0.44%        0.50%        0.41%

Capital Ratios:
   Leverage ratio                            10.00         9.74        10.20          9.61         9.50        10.41        10.53
   Average stockholders' equity
    to average total assets                  11.03        10.47        10.87         10.27        10.75        11.11        10.06
   Tier I risk-based                         15.49        15.94        15.95         15.60        17.15        19.08        18.59
   Total risk-based                          16.71        17.19        17.20         16.85        18.40        20.33        19.85
   Dividend Payout Ratio                     35.44%       26.04%       36.87%        34.36%       35.84%       35.46%       28.57%

Actual and Pro Forma Comparative Unaudited Per Share Data

    The following table shows information about Lamar's and Hancock's net earnings per common share, dividends per common share and book value per common share, and similar information reflecting the Merger, which is referred to as "pro forma" information. The information listed as "equivalent pro forma" was obtained by assuming that a share of Lamar common stock is exchanged for .55 shares of Hancock Series A Preferred Stock and that the .55 shares of Hancock Series A Preferred Stock is converted into Hancock common stock at the initial conversion ratio of .4444.

    In presenting the comparative pro forma information for certain time periods, we have assumed that the Merger is accounted for using the purchase method of accounting. The unaudited pro forma consolidated data below are for illustrative purposes only. The companies may have performed differently had they been combined at the assumed date. Do not rely on this information as being indicative of the historical results that would have been achieved had the companies been combined at the assumed date or of the future results that Hancock will experience after the Merger.

                                                        For the year ended     For the quarter ended
                                                         December 31, 2000         March 31, 2001
Hancock historical per common share data:
     Net earnings per common share (basic and diluted)       $    3.39               $   0.80
     Book value per common share                                 31.79                  32.70
     Cash dividends paid per common share                         1.25                   0.28

Hancock pro forma consolidated per Hancock common
 share data: (1)
     Net earnings per common share (basic and diluted)            3.24                   0.76
     Book value per common share                                 31.79                  32.70
     Cash dividends paid per common share                         1.25                   0.28

Lamar historical per common share data:
     Net earnings per common share (basic and diluted)            0.66                   0.16
     Book value per common share                                  8.54                   8.90
     Cash dividends paid per common share                         0.20                   0.05

Hancock pro forma consolidated per Lamar equivalent
 common share data: (2)
     Net earnings per common share (basic and diluted)            0.80                   0.18
     Book value per common share                                  7.77                   7.99
     Cash dividends declared per common share                     0.31                   0.07

(1) The Hancock pro forma consolidated per common share data assumes the issuance of 1,658,274 shares of Series A Preferred Stock convertible into Hancock common stock at the conversion ratio of .4444.
(2) The Hancock pro forma consolidated per Lamar equivalent per common share data amounts are calculated by multiplying the Hancock pro forma consolidated common share data by the exchange ratio of .55 and the conversion ratio of .4444.

Comparative Per Share Market Price Information

    The following table sets forth the closing prices per share of Hancock common stock and Lamar common stock as reported on the Nasdaq National Market System on (1) January 30, 2001 the last full trading day prior to the public announcement of the Merger, and (2) May 18, 2001, the last full trading day for which closing prices were available at the time of the printing of this Proxy Statement.


                    Lamar Common Stock       Hancock Common Stock
January 30, 2001            8.56                      37.50

May 18, 2001               11.00                      37.50

                  INFORMATION ABOUT LAMAR CAPITAL CORPORATION

General

    As permitted by the rules of the SEC, certain information relating to Lamar that is not included in or delivered with this document is incorporated herein by reference. See "MISCELLANEOUS - Where You Can Find More Information" on page 47 and "MISCELLANEOUS - Information Incorporated by Reference" on page 48.

    Lamar is a bank holding company headquartered in Purvis, Mississippi, with locations in six southeastern Mississippi counties. Through its subsidiaries, Lamar offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. The subsidiaries are Lamar Bank, a state chartered commercial bank with nine offices; Southern Financial Services, Inc., a consumer finance company with six offices; and Lamar Data Solutions, Inc., a company providing data processing, disaster recovery, and other professional consulting services to community banks. Lamar Bank also provides stock and other securities trading services through an arrangement with Raymond James Financial Services, Inc.

Lamar Management's Discussion & Analysis of Lamar's Financial Condition and Results of Operations For the Years Ended December 31, 2000, 1999 and 1998

Overview

     Net income declined 31.8% from $4.2 million in 1999 to $2.8 million in 2000. Net income increased 36.8% from $3.0 million in 1998 to $4.2 million in 1999. The decline in net income for 2000 has been caused primarily by increases in the provision for loan losses resulting from increased loan growth and customers in cyclical industries adversely affected by the slowing economy. The net interest margin has declined from 3.65% for 1998 to 3.59% for 2000 as a result of decreases in yields on interest-earning assets that have not been offset by similar decreases in cost of interest-bearing liabilities.

Results of Operations

     Net Interest Income. The principal source of Lamar's revenue is net interest income. Net interest income is the difference between interest income on interest-earning assets, principally loans and investment securities, and the interest expense on interest-bearing deposits and borrowings used to fund those assets. Net interest income is affected by both changes in the amount and composition of interest-earning assets and interest-bearing liabilities and the level of interest rates. The change in net interest income is typically measured by net interest spread and net interest margin. Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Net interest margin is determined by dividing net interest income by average interest-earning assets.

     Net interest income increased 2.3% in 2000 compared with 1999, following a 33.3% increase in 1999 compared with 1998. The increase in 2000 and 1999 is attributable to an increase in Lamar's average interest-earning assets of 5.0% and 31.9%, respectively, principally in the loan and investment securities portfolios.

     During 2000, average interest-bearing liabilities increased $17.5 million to $338.8 million, an increase of 5.4% over 1999. This was primarily from increases in other borrowed funds and time deposits. In 1999, average interest-bearing liabilities increased 27.7% to $321.3 million. This increase of $69.7 million was primarily in other borrowed funds, time deposits and transaction accounts.

     Lamar's net interest margin was 3.59% in 2000, 3.69% in 1999, and 3.65% in 1998. The decrease in net interest margin in 2000 from 1999 resulted from yield on interest-earning assets increasing only .07% while Lamar's cost of interest-bearing liabilities increased .19%. The increase in net interest margin in 1999 compared with 1998 resulted from a decrease in yield on interest-earning assets of .42% and a decrease in cost of interest-bearing liabilities of
 .30%.

     The net interest margin may be negatively affected by the interest rate environment and changes in the earning asset mix and deposit funding mix. Increased rates may have a negative impact on Lamar's borrowing and deposit funding costs.

     Table 1 provides detailed information as to average balances, interest income/expense, and rates by major balance sheet category for years ended December 31, 2000, 1999 and 1998.

Table 1--Average Balance Sheets and Rates for December 31, 2000, 1999 and 1998

                                                    2000                          1999                            1998
                                      ----------------------------   -----------------------------    ----------------------------
                                      Average              Average    Average              Average    Average              Average
                                      Balance    Interest   Rate      Balance    Interest   Rate      Balance    Interest   Rate
                                      -------    --------  -------   ---------   --------  -------   ---------   --------  -------
                                                                            (in thousands)
ASSETS
Earning assets:
U.S. Treasury securities and
      obligations of U.S. agencies    $ 50,303    $ 3,394     6.75%   $ 39,755    $ 2,590     6.51%   $ 32,753    $ 2,171     6.63%
Obligations of state and political
      subdivisions (1)                  37,922      2,779     7.33      39,029      2,852     7.31      32,903      2,433     7.39
Mortgage-backed securities              47,306      3,184     6.73      49,556      3,204     6.47      14,868        794     5.34
Federal Home Loan Bank stock             3,708        304     8.20       3,152        181     5.74         822         50     6.08
Corporate bonds                            558         36     6.45
Preferred stock                          3,202        217     6.78
Federal funds sold                       7,082        418     5.90       8,478        422     4.98      10,721        589     5.49
Total loan and fees                    230,059     22,618     9.83     222,148     21,879     9.85     182,395     18,706    10.26
                                      --------    -------             --------    -------             --------    -------
Total earning assets (1)               380,140     32,950     8.67     362,118     31,128     8.60     274,462     24,743     9.02
Less: Allowance for loan losses         (4,566)                         (3,805)                         (3,416)
Nonearning assets
Cash and due from banks                 13,216                          14,686                          11,598
Premises and equipment, net             11,216                           9,566                           8,004
Other assets                             9,645                           7,079                           6,298
                                      --------                        --------                        --------
Total assets                          $409,651                        $389,644                        $296,946
                                      ========                        ========

LIABILITIES AND
   STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Transaction accounts                  $ 82,358      3,909     4.75    $ 85,955      4,185     4.87    $ 74,973      3,581     4.78
Savings accounts                        10,136        268     2.64       9,909        262     2.64       9,214        243     2.64
Time deposits                          176,249     10,610     6.02     165,251      9,297     5.63     149,435      8,861     5.93
Other borrowed funds                    70,032      3,565     5.09      60,153      3,065     5.10      17,985      1,218     6.77
                                      --------    -------             --------    -------             --------    -------
Total interest-bearing liabilities     338,775     18,352     5.42     321,268     16,809     5.23     251,607     13,903     5.53
                                                  -------     ----                -------     ----                -------    -----

Noninterest-bearing liabilities:
Noninterest-bearing deposits            34,713                          33,660                          25,938
Other liabilities                        2,569                           1,378                           2,127
Stockholders' equity                    33,594                          33,338                          17,274
                                      --------                        --------                        --------
Total liabilities and
 stockholders' equity                 $409,651                        $389,644                        $296,946
                                      ========                        ========                        ========
Net interest income (1)                           $14,598                         $14,319                         $10,840
                                                  =======                         =======                         =======
Net interest spread (1)                                       3.25%                           3.37%                           3.49%
                                                              ====                            ====                           =====
Net interest margin (1)                                       3.84%                           3.95%                           3.95%
                                                              ====                            ====                           =====

     Note: Calculations include non-accruing loans in the average loan amounts outstanding.

     (1) The interest earned on non-taxable securities is reflected on a tax equivalent basis assuming a federal income tax rate of 34% for all years presented.

     Table 2 presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities affected Lamar's interest income and interest expense during the years indicated. Information is provided in each category with respect to: (1) changes attributable to changes in volume; (2) changes attributable to changes in rate; and (3) net change.

Table 2--Volume/Rate Variance Analysis

                                                      Year Ended December 31, 2000     Year Ended December 31, 1999
                                                              Compared with                    Compared with
                                                      Year Ended December 31, 1999     Year Ended December 31, 1998
                                                           INCREASE/(DECREASE)              INCREASE/(DECREASE)
                                                               Due to                          Due to
                                                      Total Net                        Total Net
                                                     ------------                     -----------
                                                        Change      Volume    Rate      Change      Volume     Rate
                                                     ------------  --------  -------  -----------  ---------  -------
                                                                             (in thousands)
Interest income(1):
U.S. Treasury securities and obligations of U. S.         $  804    $  712    $  92       $  419     $  456    $ (37)
     agencies
Obligations of state and political subdivisions              (48)      (53)       5          419        448      (29)
Corporate bonds                                               36        36       --           --         --       --
Mortgage-backed securities                                   (20)     (151)     131        2,410      2,244      166
Federal Home Loan Bank stock                                 123        45       78          131        134       (3)
Preferred stock                                              217       217       --           --         --       --
Federal funds sold                                            (4)      (82)      78         (167)      (112)     (55)
Total loans and fees                                         739       778      (39)       3,173      3,915     (742)
                                                          ------    ------    -----       ------     ------    -----
Total increase (decrease) in interest income               1,847     1,502      345        6,385      7,085     (700)
Interest expense:
Interest-bearing liabilities:
Transaction accounts                                        (276)     (170)    (106)         604        535       69
Saving accounts                                                6         6       --           19         19       --
Time deposits                                              1,313       662      651          436        889     (453)
Other borrowed funds                                         500       484       16        1,847      2,149     (302)
                                                          ------    ------    -----       ------     ------    -----
Total increase (decrease) in interest expense              1,543       982      561        2,906      3,592     (686)
                                                          ------    ------    -----       ------     ------    -----
Increase (decrease) in net interest income                $  304    $  520    $(216)      $3,479     $3,493    $ (14)
                                                          ======    ======    =====       ======     ======    =====

-------
    (1) Interest income for loans on non-accrual status has been excluded from interest income.

    Noninterest Income. Table 3 illustrates Lamar's primary sources of noninterest income. Noninterest income increased 5.7% to $3.7 million in 2000 from $3.5 million in 1999. This increase was principally due to increases in service charges on deposit accounts and other operating income. The noninterest income for 1999 decreased 0.9% to $3.5 million from $3.6 million in 1998.

Table 3--Analysis of Noninterest Income


                                                                      Percent
                                         Year Ended December 31,      Increase
                                         -----------------------     (Decrease)
                                          2000    1999    1998   2000/99   1999/98
                                         ------  ------  ------  -------   -------
                                            (in thousands)
Service charges on deposit accounts      $2,295  $2,116  $1,777      8.5%     19.1%
Mortgage loan fees                          310     544     639    (43.0)    (14.9)
Commissions on credit life insurance        324     369     439    (12.2)    (15.9)
Other operating income                      799     498     703     60.4     (29.2)
                                         ------  ------  ------
Total                                    $3,728  $3,527  $3,558      5.7      (0.9)
                                         ======  ======  ======  =======   =======

     Service charges on deposit accounts increased in 2000 compared with 1999 and in 1999 compared with 1998 from an increase in the number of transaction accounts and in the fee structure.

     Mortgage loan fees declined in 2000 compared with 1999. The increase in mortgage loan rates during 2000 resulted in fewer secondary market residential loan originations and a decrease in mortgage loan fees. Mortgage loan fees in 1999 were also negatively influenced by higher mortgage loan rates as compared to 1998.

     Decreases in commissions on credit life insurance in 2000 compared with 1999 were due to decreased loan originations. Decreases in 1999 compared with 1998 were due to a slight decrease in the insurance commission structure.

     Other operating income increased from 1999 to 2000 as a result of increases in commissions earned by the investment department.

     Noninterest Expense. As shown in Table 4, total noninterest expense increased by 13.4% to $11.1 million in 2000, compared with $9.8 million in 1999. The noninterest expense in 1999 increased $1.1 million or 12.1% from $8.7 million in 1998.

     Noninterest expense levels are often measured using an efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income). The efficiency ratio measures the level of expense required to generate one dollar of revenue. Improvement in the ratio is measured by a reduction in the percentage reported. Lamar's efficiency ratios for 2000, 1999 and 1998 were 63.9%, 58.0% and 64.3%, respectively.

Table 4--Analysis of Noninterest Expense

                                                                              Percent
                                                                              Increase
                                         Year Ended December 31,             (Decrease)
                                        2000    1999       1998          2000/99   1999/98
                                      -------  ------     ------         -------   -------
                                                       (in thousands)
Salaries and employee benefits        $ 5,925  $5,342     $4,906            10.9%      8.9%
Occupancy expense                         898     720        653            24.7      10.3
Furniture and equipment expense         1,222   1,159      1,007             5.4      15.1
Other operating expenses                3,056   2,567      2,166            19.0      18.5
                                      -------  ------     ------
Total                                 $11,101  $9,788     $8,732            13.4      12.1
                                      =======  ======     ======            ====      ====

     Salary and employee benefits expense increased $583,000, or 10.9%, in 2000 compared with 1999. Salary and employee benefit expense increased $436,000, or 8.9%, in 1999 compared with 1998. These increases were related primarily to staffing requirements at the new Lincoln Road and Hardy Street banking branches. In addition, these increases also reflected annual cost of living and merit increases for all employees.

     Occupancy expenses increased $178,000 or 24.7% in 2000 compared with 1999 and $67,000, or 10.3%, in 1999 compared with 1998. These increases were primarily due to additional depreciation and building maintenance expenses attributable to the two new banking branches in Hattiesburg.

     Furniture and equipment expense increased $63,000, or 5.4%, for 2000 from $1.2 million in 1999. The increase was primarily due to depreciation and equipment maintenance expenses related to additional furniture and equipment for the two new banking branches in Hattiesburg.

     Income Tax Expense. Lamar's effective income tax rates were 17.5% in 2000, 26.4% in 1999 and 24.8% in 1998. The fluctuations in the effective income tax rate from 1998 through 2000 are primarily attributable to the change in non-taxable income as a percentage of pretax income.

Financial Condition

     Loan Portfolio. Lamar experienced loan growth throughout its markets in 1999 and 1998, but that growth deteriorated as the economy began slowing in Lamar's markets in the second half of 2000. Total loans decreased 5.8% to $223.7 million at December 31, 2000, compared with $237.5 million at December 31, 1999. The increase in loans in 1999 was $33.0 million, or 16.1%, compared with 1998.

     Lamar's real estate loan portfolio decreased 4.6% to $113.0 million at December 31, 2000, from $118.4 million at December 31, 1999. In 1999, the real estate portfolio increased $15.1 million, or 14.6%, from December 31, 1998. Residential loans decreased $1.8 million from December 31, 1999 to December 31, 2000, and increased $11.4 million from December 31, 1998 to December 31, 1999.

     Lamar's commercial loans increased by 7.6% to $53.3 million at December 31, 2000, from $49.6 million at December 31, 1999. The increase in commercial loans was $10.1 million, or 25.5% at December 31, 1999, compared with December 31, 1998. The increases in commercial loans have been principally due to increased economic activities in Lamar's market areas.

     Lamar's consumer loans decreased to $57.4 million, including $5.2 million from Southern Financial Services, Inc. at December 31, 2000, from $69.5 million, including $5.9 million from Southern Financial Services, Inc. at December 31, 1999. The increase in consumer loans was $7.9 million, or 12.7%, from 1998 to 1999. The decreases in 2000 were due to weaker demand caused by the slowing economy in Lamar's markets in the second half of 2000. The increases in 1999 were attributable to increased customer demands and Lamar's marketing efforts to increase the number of consumer loan customers. Substantially all of the consumer loan portfolio consists of secured loans, the majority of which are collateralized by automobiles and personal property.

Table 5--Loans by Type

                                                       December 31,
                                     ------------------------------------------------
                                       2000      1999      1998      1997      1996
                                     --------  --------  --------  --------  --------
                                                      (in thousands)
Real estate:
     Residential                     $ 70,915  $ 72,695  $ 61,280  $ 55,406  $ 48,062
     Mortgage loans held for sale         778       426     1,053       421       361
     Construction                       5,350    10,743     9,095     4,226     4,680
     Commercial                        35,978    34,559    31,915    28,591    26,125
Consumer                               57,361    69,542    61,686    51,965    45,555
Commercial                             53,321    49,554    39,493    25,556    21,992
                                     --------  --------  --------  --------  --------
Total loans                          $223,703  $237,519  $204,522  $166,165  $146,775
                                     ========  ========  ========  ========  ========

     The table below illustrates Lamar's fixed rate maturities and repricing frequency for the loan portfolio:

Table 6--Selected Loan Distribution

                                                 December 31, 2000
                                     -----------------------------------------


                                                          Over One
                                               One Year   Through    Over Five
                                       Total    or Less   Five Years    Years
                                       ------  --------   ---------- ---------
                                                  (in thousands)
Fixed rate maturities                $210,473   $69,619    $128,483    $12,371
Variable rate repricing frequency      13,230     2,304      10,705        221
                                     --------   -------    --------    -------
Total                                $223,703   $71,923    $139,188    $12,592
                                     ========   =======    ========    =======

     At December 31, 2000 94.1% of Lamar's loans had fixed rate maturities. Of the fixed rate portfolio, 33.1% of those loans have maturities of one year or less when originated or renewed. Such maturities allow Lamar to reprice its portfolio frequently.

     Allowance and Provision for Loan Losses. The allowance for loan losses is regularly evaluated by management and approved by the Board of Directors and is maintained at a level believed to be adequate to absorb probable loan losses in Lamar's portfolio. The provision for loan losses is determined in part using an internal watch list developed by a review of essentially all loans by management. Loans are assigned a rating based on credit quality as determined by the borrower's payment history, the financial strength of the borrower or guarantor as measured by the balance sheet, earnings and cash flow quality, collateral values, and the liquidity and quality of the collateral and assets of the borrower. Loans with a deterioration of credit quality are placed on the watch list. The provision for loan losses pertaining to the rated loans is determined by the amount of loans on the watch list and an allocation for loans that are not on the watch list based on Lamar's historical charge-off percentage. In addition, management considers the potential adverse impact of the economic trends in Lamar's trade area on certain borrowers that are in cyclical businesses and the loan growth resulting from new loan customers. Management believes that the allowance for loan losses at December 31, 2000 was adequate. Although management believes it uses the best information available to make allowance provisions, future adjustments which could be material may be necessary if management's assumptions differ from the loan portfolio's actual future performance.

     The allowance for loan losses increased $1,213,000 to $5,483,000 from December 31, 1999 to December 31, 2000. The provision for loan losses increased by $1,116,000 in the fourth quarter of 2000 as compared to the fourth quarter of 1999. The increase was primarily due to loan growth and customers in cyclical
industries adversely affected by the  slowing economy.   Lamar's allowance for
loan losses to total loan ratio increased from 1.74% at December 31, 1998 to 1.81% at December 31, 1999, and to 2.45% at December 31, 2000.

     Net charge-offs were $1,619,000 during 2000 compared with $716,000 and $322,000 for 1999 and 1998, respectively. Of these net charge-offs for the same years, $468,000, $324,000 and $182,000, respectively, pertained to Southern Financial Services, Inc. Lamar's consumer loan portfolio accounted for the majority of net loan charge-offs for the years ended December 31, 2000, 1999 and 1998, respectively.

Table 7--Summary of Loan Loss Experience

                                                     As of and for the Year Ended December 31,
                                                  -----------------------------------------------
                                                    2000      1999     1998      1997      1996
                                                  -------   -------   ------    ------    ------
                                                                  (in thousands)
Allowance for loan losses at beginning of year    $ 4,270   $ 3,564   $3,101    $2,837    $2,529

Charge-offs:
          Real estate                                 (91)      (72)    ----      ----       (50)
          Consumer                                 (1,430)     (841)    (475)     (400)     (270)
          Commercial                                 (397)     (145)     (51)     (238)     (168)
                                                  -------   -------   ------    ------    ------
                    Total                          (1,918)   (1,058)    (526)     (638)     (488)
Recoveries:
          Real estate                                  68      ----       24        10       ---
          Consumer                                     27       323      142       127       229
          Commercial                                  204        19       38        40        10
                                                  -------   -------   ------    ------    ------
                    Total                             299       342      204       177       239
                                                  -------   -------   ------    ------    ------
Net loan charge-offs                               (1,619)     (716)    (322)     (461)     (249)
Provision for loan losses                           2,832     1,422      785       725       557
                                                  -------   -------   ------    ------    ------
Allowance for loan losses at end of year          $ 5,483   $ 4,270   $3,564    $3,101    $2,837
                                                  =======   =======   ======    ======    ======
Ratios:
     Allowance for loan losses to total loans        2.45%     1.81%    1.74%     1.87%     1.93%
     Net loan charge-offs to average loans
       outstanding for the year                      0.70      0.32     0.18      0.30      0.19
     Allowance for loan losses to non-                176       216      323       777       360
       performing loans

     The following table is management's allocation of the allowance for loan losses by loan type. Allowance allocation is based on management's assessment of economic conditions, past loss experience, loan volume, loan quality, past due history and other factors. Since these factors are subject to change, the allocation is not necessarily predictive of future portfolio performance.

Table 8--Management's Allocation of the Allowance for Loan Losses

                                                                  December 31,
               -----------------------------------------------------------------------------------------------------------
                       2000                  1999                  1998                  1997                 1996
               -------------------   -------------------   -------------------   -------------------   -------------------
                          Percent               Percent               Percent               Percent               Percent
                          of Loans              of Loans              of Loans              of Loans              of Loans
               Allocated  to Total   Allocated  to Total   Allocated  to Total   Allocated  to Total   Allocated  to Total
               Allowance   Loans     Allowance   Loans     Allowance   Loans     Allowance   Loans     Allowance   Loans
               ---------  --------   ---------  --------   ---------  --------   ---------  --------   ---------  --------
                                                             (in thousands)
Real Estate       $1,257      50.6%     $1,058      49.8%     $  997      50.5%     $  936      53.3%     $  881      54.0%
Consumer           2,901      25.6       1,980      29.3       1,577      30.2       1,355      31.3       1,293      31.0
Commercial         1,090      23.8         975      20.9         705      19.3         546      15.4         357      15.0
Unallocated          235        --         257        --         285        --         264        --         306        --
                  ------     -----      ------     -----      ------     -----      ------     -----      ------     -----
Total             $5,483     100.0%     $4,270     100.0%     $3,564     100.0%     $3,101     100.0%     $2,837     100.0%
                  ======     =====      ======     =====      ======     =====      ======     =====      ======     =====

     Asset Quality. Loans (including any impaired loans under SFAS 114 and 118) are placed on non-accrual status when they become past due 90 days or more as to principal or interest, unless they are adequately secured and in the process of collection. When loans are placed on non-accrual status, all unpaid accrued interest is reversed. These loans remain on non-accrual status until the borrower demonstrates the ability to remain current or the loan is deemed uncollectible and is charged off. Southern Financial Services, Inc. consumer loans are charged off when they reach 120 days past due.

     Table 9 provides information related to non-performing assets and loans 90 days or more past due. Accruing loans contractually 90 days or more past due increased from $450,000 at December 31, 1999 to $857,000 at December 31, 2000. Should the underlying collateral be determined to be insufficient to satisfy the obligation, the loan is classified and Lamar's allowance is increased accordingly. Historically, Lamar's security in residential loans has been adequate and has acted to limit Lamar's exposure to loss. Loans on non-accrual status decreased from $1.5 million to $1.3 million from December 31, 1999 to December 31, 2000.

Table 9--Non-Performing Assets

                                                                      December 31,
                                                      ---------------------------------------------
                                                        2000      1999      1998    1997     1996
                                                       ------    ------    ------   -----   ------
                                                                     (in thousands)
Loans on non-accrual status(1)(2)                      $2,258    $1,525    $  931   $ 147   $  400
Loans past due 90 days or more                            857       450       172     252      387
                                                       ------    ------    ------   -----   ------
Total non-performing loans                              3,115     1,975     1,103     399      787
Other real estate owned                                   976       541       742     411      767
                                                       ------    ------    ------   -----   ------
Total non-performing assets                            $4,091    $2,516    $1,845   $ 810   $1,554
                                                       ======    ======    ======   =====   ======
Percentage of non-performing loans to total loans        1.39%     0.83%     0.54%   0.24%    0.54%
Percentage of non-performing assets to total loans       1.83      1.06      0.90    0.49     1.06

  (1)  There were no impaired loans for the years indicated.
  (2) The interest income that would have been earned and received on non-accrual loans was not material.

     Investment Securities. The investment securities portfolio consists of U.S. Treasury securities, obligations of U.S. government agencies, obligations of states and political subdivisions and mortgage-backed securities (MBS). MBS consist of 15-year and 30-year fixed and 7-year balloon mortgage securities, underwritten and guaranteed by FNMA, FHLMC and GNMA, government-sponsored agencies.

     Securities, including those classified as held to maturity and available for sale, increased from $90.8 million at December 31, 1998 to $126.1 million at December 31, 1999 to $148.7 million at December 31, 2000.

Table 10--Securities Available For Sale

                                                                                      December 31, 2000
                                                                          -----------------------------------------
                                                                                                Average    Weighted
                                                                          Carrying  Estimated   Maturity    Average
                                                                           Value    Fair Value  in Years     Yield
                                                                          --------  ----------  --------   --------
                                                                                       (in thousands)
U. S. Treasury securities and obligations of U.S. government agencies:
                 Within one year                                          $ 12,525    $ 12,525       0.2       5.81%
                 Over one through five years                                 4,463       4,463       2.1       6.02
                 Over five through ten years                                15,804      15,804       7.3       6.52
                 Over ten years                                             15,241      15,241      12.5       7.19
                                                                          --------    --------
                                     Total                                  48,033      48,033                 6.43
Obligations of states and political subdivisions:
                 Within one year                                               200         200       0.9       6.36(1)
                 Over one through five years                                 5,718       5,718       2.7       8.03(1)
                 Over five through ten years                                 3,515       3,515       7.3       7.91(1)
                 Over ten years                                                477         477      11.6       8.44(1)
                                                                          --------    --------
                                     Total                                   9,910       9,910                 7.97(1)
Corporate bonds - over ten years                                             1,000       1,000     18.26      6.928
Mortgage-backed securities                                                  46,640      46,640                 6.43
Equity securities                                                            3,699       3,699
                                                                          --------    --------

Total securities available for sale                                       $109,282    $109,282
                                                                          ========    ========

Table 11--Securities Held to Maturity

                                                                                      December 31, 2000
                                                                          -----------------------------------------
                                                                                                Average    Weighted
                                                                          Carrying  Estimated   Maturity    Average
                                                                           Value    Fair Value  in Years     Yield
                                                                          --------  ----------  --------   --------
                                                                                       (in thousands)
U. S. Treasury securities and obligations of U.S. government agencies:
                 Within one year                                          $  4,349    $  4,342        .2       5.20%
                 Over one through five years                                 6,637       6,713       1.3       5.69
                                                                          --------    --------
                                     Total                                  10,986      11,055
Obligations of states and political subdivisions:
                 Within one year                                             2,140       2,147       0.5       6.89(1)
                 Over one through five years                                 5,884       5,867       2.6       7.17(1)
                 Over five through ten years                                11,308      11,273       7.5       7.33(1)
                 Over ten years                                              8,436       8,275      12.7       7.18(1)
                                                                          --------    --------
                                     Total                                  27,768      27,562                 7.23(1)
Mortgage-backed securities                                                     655         650                 7.49
                                                                          --------    --------
Total securities held to maturity                                         $ 39,409    $ 39,267
                                                                          ========    ========

----------------
(1) The weighted average yield on non-taxable securities is reflected on a tax equivalent basis assuming a federal income tax rate of 34% for all periods presented.

Table 11A--Analysis of Securities

                                                                               December 31,
                                                                        ---------------------------
                                                                          2000      1999      1998
                                                                        --------  -------   -------
                                                                              (in thousands)
U.S. Treasury securities and obligations of U.S. government agencies    $ 48,033  $32,116   $28,094
Obligations of states and political subdivisions                           9,910    9,731    10,485
Corporate bonds                                                            1,000      ---       ---
Mortgage-backed securities                                                46,640   46,608    19,235
Equity securities                                                          3,699    3,393       ---
                                                                        --------  -------   -------

Total securities available for sale                                     $109,282  $91,848   $57,814
                                                                        ========  =======   =======

                                                                               December 31,
                                                                        ---------------------------
                                                                          2000      1999      1998
                                                                        --------  -------   -------
                                                                              (in thousands)
U.S. Treasury securities and obligations of U.S. government agencies    $ 10,986  $ 4,047   $ 4,076
Obligations of states and political subdivisions                          27,768   29,271    27,520
Mortgage-backed securities                                                   655      893     1,418
                                                                        --------  -------   -------
Total securities held to maturity                                       $ 39,409  $34,211   $33,014
                                                                        ========  =======   =======

     Deposits. Total deposits decreased from $308.5 million at December 31, 1999 to $306.4 million at December 31, 2000. Of that decrease, demand accounts decreased by $8.0 million from 1999 to 2000. Management continues to seek retail and commercial deposits through its marketing initiatives for transaction and savings accounts and competitive rates for time deposits. As of December 31, 2000 public funds deposits totaled $41.9 million or 13.7% of total deposits. These deposits are considered to be a stable source of funds and are targeted in Lamar's deposit marketing initiatives.

Table 12--Deposits

                                              December 31,
                                           ------------------
                                             2000      1999
                                           --------  --------
                                             (in thousands)
Demand (NOW, SuperNOW and money market)    $ 76,843  $ 84,875
Savings                                       9,780     9,448
Individual retirement accounts               16,880    16,279
Time deposits, $100,000 and over             63,773    65,389
Other time deposits                         100,468    98,836
                                           --------  --------
Total interest-bearing deposits             267,744   274,827
Total noninterest-bearing deposits           38,687    33,637
                                           --------  --------
Total                                      $306,431  $308,464
                                           ========  ========

Table 13--Maturity of Time Deposits $100,000 and over

                                               As of
                                         December 31, 2000
                                         ------------------
                                           (in thousands)
Three months or less                           $11,126
Over three months through six months            18,252
Over six months through twelve months           11,077
Over twelve months                              23,318
                                               -------
Total                                          $63,773
                                               =======

     Other Borrowed Funds. Other borrowed funds increased from $19.1 million at December 31, 1998 to $70.0 million at December 31, 1999 and 2000. In 1999, Lamar borrowed $40.0 million from the FHLB to purchase debt securities resulting in a favorable interest rate spread. An additional $20 million was borrowed from the FHLB to fund Lamar Bank's loan growth and liquidity needs. The $5.0 million revolving line of credit ($4.1 million outstanding at December 31, 1998) with Bank of America matured in 1999. Southern Financial Services, Inc.'s funding has been provided by Lamar Bank since the maturity of the line of credit. Additional borrowings by Lamar Bank above current levels will be evaluated by management, with consideration given to the growth of Lamar Bank's loan portfolio, liquidity needs, cost of retail deposits, market conditions and other factors.

     Liquidity. Lamar maintains sufficient liquidity to fund loan demand, deposit withdrawals and debt repayments. Liquidity is managed by retaining sufficient liquid assets in the form of cash and cash equivalents and core deposits to meet such demand. Funding and cash flows can also be realized from the investment securities portfolio and pay downs from the loan portfolio. Lamar Bank also provides access to the retail deposit market. In addition, Lamar has funds available under Lamar Bank's federal funds lines and additional FHLB borrowings to address liquidity needs.

     Lamar's objectives include preserving an adequate liquidity position. Asset/liability management is designed to ensure safety and soundness, maintain liquidity and regulatory capital standards, and achieve an acceptable net interest margin. Lamar continues to experience strong loan demand and management continues to monitor interest rate and liquidity risks while implementing appropriate funding and balance sheet strategies.

     Net cash provided by operating activities and deposits from customers have historically been primary sources of liquidity for Lamar. Net cash provided by operating activities totaled $4.7 million, $6.8 million and $6.8 million in 2000, 1999 and 1998, respectively. In 2000, loans decreased $10,509 as deposits decreased $2,033. The net cash provided by increases in deposits was $30.2 million and $66.8 million in 1999 and 1998, respectively. Net cash used in investing activities has been primarily for funding the net increase in loans of $36.2 million and $38.1 million in 1999 and 1998, respectively, and in securities of $17.5 million, $42.6 million and $35.2 million in 2000, 1999 and 1998, respectively. Lamar also had net bank borrowings of $55.0 million in 1999 and $1.4 million in 1998.

     Capital. Regulatory agencies measure capital adequacy within a framework that makes capital requirements, in part, dependent on the individual risk profiles of financial institutions. Lamar raised $12.2 million in 1998 and $1.7 million in 1999 in connection with its initial public offering. Lamar's capital to average assets ratio was 9.0% at December 31, 2000 compared with 8.2% at December 31, 1999. At December 31, 2000 Lamar exceeded the FRB's regulatory definition of a "well capitalized" institution. See Note 11 to the Consolidated Financial Statements.

     Asset/Liability Management and Market Risk. Asset/liability management control is designed to ensure safety and soundness, maintain liquidity and regulatory capital standards, and achieve acceptable net interest margin. Management considers interest rate risk to be Lamar's most significant market risk. Interest rate risk is the exposure to adverse changes in the net interest income as a result of market fluctuations in interest rates.

     Management regularly monitors interest rate risk in relation to prospective market and business conditions. Lamar's Board of Directors sets policy guidelines establishing maximum limits on Lamar's interest rate risk exposure. Management monitors and adjusts exposure to interest rate fluctuations as influenced by Lamar's loan, investment and deposit portfolios.

     Lamar uses an earnings simulation model to analyze net interest income sensitivity. Potential changes in market interest rates and their subsequent effect on interest income are then evaluated. The model projects the effect of instantaneous movements in interest rates of 200-basis points. Assumptions based on the historical behavior of Lamar's deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain, and as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model's simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions and the application of various management strategies.

     Interest rate risk management focuses on maintaining acceptable net interest income within policy limits approved by the Board of Directors. Lamar's Board of Directors monitors and manages interest rate risk to maintain an acceptable level of change to net interest income resulting from market interest rate changes. Lamar's interest rate risk policy, as approved by the Board of Directors, is stated in terms of the change in net interest income given a 200-basis point immediate and sustained increase or decrease in market interest rates. The current limits approved by the Board of Directors are plus or minus 10% of net interest income for a 200-basis point movement.

     The following table illustrates Lamar's estimated annualized earnings sensitivity profile as of December 31, 2000:

Table 14--Interest Rate Sensitivity

                               Decrease                  Increase
                              In Rates--                In Rates--
                           200 Basis Points    BASE  200 Basis Points
                           ----------------    ----  ----------------

                                          (in thousands)

Projected interest income:
Loans                           $20,711      $22,430        $23,996
Investment securities             8,000        9,098          9,496
Federal funds sold                  500          751          1,001
                                -------      -------        -------
Total interest income            29,211       32,279         34,493

Projected interest expense:
Deposits                         13,961       15,514         17,065
Other borrowed funds              3,525        3,525          3,525
                                -------      -------        -------
Total interest expense           17,486       19,039         20,590
                                -------      -------        -------
Net interest income             $11,725      $13,240        $13,903
                                =======      =======        =======

Change from base                $(1,515)                    $   663

% Change from base               (11.44)%                      5.01%


     Given an immediate, sustained 200-basis point increase to the yield curve used in the simulation model, it is estimated net interest income would increase 5.01%. A 200-basis point immediate, sustained decrease to the yield curve would decrease net interest income by an estimated 11.44%.

     These interest rate sensitivity profiles of Lamar at any point in time will be affected by a number of factors. These factors include the mix of interest sensitive assets and liabilities and may not be a precise measurement of the effect of changing interest rates on Lamar in the future.

Table 15--Quarterly Results of Operations (Unaudited)

                                                     Quarter
                                     ------------------------------------
  In thousands, except per share        First   Second    Third    Fourth
                                       -------  -------  -------  -------
  2000:
  Interest income                       $7,982   $8,001   $7,990   $8,032
  Interest expense                       4,480    4,470    4,645    4,757
                                        ------   ------   ------   ------
  Net interest income                    3,502    3,531    3,345    3,275
  Provision for loan losses                391      276      431    1,734
  Other income                             785      966    1,016      961
  Other expenses                         2,623    2,817    2,829    2,832
                                        ------   ------   ------   ------
  Income (loss) before income taxes      1,273    1,404    1,101     (330)
  Income tax expense (benefit)             336      371      244     (349)
                                        ------   ------   ------   ------
  Net income                            $  937   $1,033   $  857   $   19
                                        ======   ======   ======   ======
  Net income per common share:
       Basic and diluted                $ 0.22   $ 0.24   $ 0.20   $ 0.00
                                        ======   ======   ======   ======

  1999:
  Interest income                       $6,994   $7,453   $7,773   $7,938
  Interest expense                       3,941    4,113    4,328    4,427
                                        ------   ------   ------   ------
  Net interest income                    3,053    3,340    3,445    3,511
  Provision for loan losses                172      217      415      618
  Other income                             736      943      941      901
  Securities gains                           2        4       __       __
  Other expenses                         2,112    2,650    2,632    2,394
                                        ------   ------   ------   ------
  Income before income taxes             1,507    1,420    1,339    1,400
  Income taxes                             399      376      355      365
                                        ------   ------   ------   ------
  Net income                            $1,108   $1,044   $  984   $1,035
                                        ======   ======   ======   ======
  Net income per common share:
       Basic and diluted                $ 0.26   $ 0.24   $ 0.23   $ 0.24
                                        ======   ======   ======   ======


Lamar Management's Discussion & Analysis of Lamar's Financial Condition and Results of Operations For the Three Months Ended March 31, 2001 and 2000

Overview

     For the quarter ended March 31, 2001, the Company reported net income of $686,000 as compared to $937,000 for the same period in 2000. Basic and diluted earnings per share was $0.16 in 2001 as compared to $0.22 in 2000. The decrease in net income was primarily due to a decrease in net interest income.

     Total assets at March 31, 2001, increased $22.5 million over year end 2000 to $438.0 million reflecting an increase in deposits of $21.0 million. Federal funds and securities increased $30.6 million offset by a decrease of $7.3 million in loans.

     The return on average assets for the quarter ended March 31, 2001 was .64% as compared to year end 2000 of .69%; the return on average equity in 2001 was 7.42% as compared to 8.47% for 2000.

Net Interest Income

     Net interest income is income produced by interest earning assets reduced by the interest expense associated with the funding of those assets. Changes in the mix of these interest-earning assets and interest-bearing liabilities and their yields and rates contribute to the levels of net interest income realized and have an impact on earnings.

     During the quarter ended March 31, 2001, net interest income decreased 13.6% over the comparable period in 2000. The decrease in 2001 is attributable to a change in the mix of the Company's interest-earning assets. Federal funds sold and securities increased while loans decreased. Interest-bearing liabilities increased 2.4% for the same periods primarily from increases in time deposits.

     The Company's net interest margin was 3.03% for the quarter ended March 31, 2001 compared to 3.67% for the same period in 2000. The decrease in net interest margin resulted from an increase in cost on interest-bearing liabilities of .33% and a decline in the yield of interest-earning assets of .48%.

     The net interest margin may be negatively impacted by the interest rate environment and changes in the earning asset mix and deposit fund mix.

Allowance and Provision for Loan Losses

     The allowance for loan losses is regularly evaluated by management and approved by the Board of Directors and is maintained at a level believed to be adequate to absorb future loan losses in the Company's portfolio. The provision for loan losses is determined in part using an internal watch list developed by a review of essentially all loans by management.

     The Company's allowance for loan losses increased $273,000 to $5.8 million at March 31, 2001 compared to December 31, 2000. The Company's allowance for loan losses to total loans increased from 2.45% at December 31, 2000 to 2.66% for the quarter ended March 31, 2001.

Non-Interest Income

     For the quarter ended March 31, 2001, non-interest income was $887,000 compared to $785,000 for the same period in 2000, an increase of 13.0%. This increase was primarily due to the increases in service charges on deposit accounts.

Non-Interest Expense

     For the quarter ended March 31, 2001, non-interest expense was essentially flat at $2.6 million when compared to the same period in 2000. Non-interest expense levels are often measured using an efficiency ratio. The efficiency ratio measures the level of expense required to generate one dollar of revenue. At March 31, 2001, the Company's efficiency ratio was 61.2% as compared to 67.31% at March 31, 2000.

     Salaries and benefits comprise the largest portion of non-interest expense and increased only 1.1% when compared to the same period in 2000.

Income Taxes

     The Company's effective income tax rate decreased from 26.4% for the quarter ended March 31, 2000 as compared to 22.4% for the quarter ended March 31, 2001 as a result of the change in non-taxable income as a percentage of pretax income.

Capital

     The Company maintains risk-based capital levels well in excess of the minimum guidelines adopted by the Federal Reserve Board for bank holding companies. The Company's tier 1 capital and total risk-based capital ratios at March 31, 2001 were 15.21% and 16.48%, respectively. This compares to a tier 1 capital ratio of 15.50% and total risk-based capital ratio of 16.76% at December 31, 2000. The Company's leverage ratio was 9.69% at March 31, 2001 compared to 9.11% at December 31, 2000.

                          LAMAR FINANCIAL STATEMENTS


                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Lamar Capital Corporation

     We have audited the accompanying consolidated balance sheets of Lamar Capital Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lamar Capital Corporation and Subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                                     Ernst & Young LLP


Jackson, Mississippi
January 25, 2001, except for Note 15,
as to which the date is February 21, 2001

                   LAMAR CAPITAL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                                                                     December 31,
                                                                                   March 31,      ------------------
                                                                                     2001         2000          1999
                                                                                     ----         ----          ----
                                                                                  (unaudited)
                                      ASSETS
Cash and due from banks                                                            $ 13,394    $ 13,170       $ 14,195
Federal funds sold                                                                   28,760      12,510         17,680
                                                                                   --------    --------       --------
Cash and cash equivalents                                                            42,154      25,680         31,875
Securities available for sale (amortized cost--$98,673 in 2001 (unaudited),
     $111,125 in 2000 and $98,438 in 1999)                                           98,523     109,282         91,848
Securities held to maturity (fair value--$64,949 in 2001 (unaudited), $39,267
     in 2000 and $32,861 in 1999)                                                    64,494      39,409         34,211
Loans (less allowance for loan losses of $5,756 in 2001 (unaudited), $5,483 in
     2000 and $4,270 in 1999)                                                       209,422     216,923        231,133
Accrued interest receivable                                                           3,513       3,898          3,901
Premises and equipment, net                                                          10,987      11,116         10,450
Other real estate                                                                     1,454         976            541
Federal Home Loan Bank stock                                                          3,947       3,893          3,596
Cash surrender value of life insurance                                                1,449       1,430          1,362
Deferred income taxes                                                                 1,512       2,143          3,666
Other assets                                                                            513         745            167
                                                                                   --------    --------       --------
          Total assets                                                             $437,968    $415,495       $412,750
                                                                                   ========    ========       ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Non-interest bearing                                                               $ 36,078    $ 38,687       $ 33,637
Interest bearing                                                                    291,303     267,744        274,827
                                                                                   --------    --------       --------
          Total deposits                                                            327,381     306,431        308,464
Interest payable                                                                      1,153       1,041            947
Dividends payable                                                                       215         215            216
Other liabilities                                                                       892       1,013          1,221
Other borrowed funds                                                                 70,000      70,000         70,000
                                                                                   --------    --------       --------
          Total liabilities                                                         399,641     378,700        380,848

Stockholders' equity
Common Stock, $.50 par value, 50,000,000 shares authorized;
       4,315,707 shares issued and outstanding                                        2,158       2,158          2,158
Paid-in capital                                                                      17,513      17,513         17,513
Retained earnings                                                                    18,817      18,347         16,364
Treasury stock, 8,500 shares at March 31, 2001 (unaudited) and December 31,
       2000, respectively, and none at December 31, 1999                                (68)        (68)           ---
Accumulated other comprehensive loss                                                    (93)     (1,155)        (4,133)
                                                                                   --------    --------       --------
          Total stockholders' equity                                                 38,327      36,795         31,902
                                                                                   --------    --------       --------
          Total liabilities and stockholders' equity                               $437,968    $415,495       $412,750
                                                                                   ========    ========       ========

See accompanying notes.

                  LAMAR CAPITAL CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                   (in thousands, except per share amounts)

                                                            Three Months Ended
                                                                March 31,         Year Ended December 31,
                                                            ------------------    -----------------------
                                                             2001      2000        2000    1999     1998
                                                             ----      ----        ----    ----     -----
                                                               (unaudited)
Interest income
Loans, including fees                                         $5,241    $5,688  $22,618  $21,879   $18,706
Federal funds sold                                               345       152      418      422       589
Interest on securities:
Taxable                                                        1,927     1,710    7,270    6,107     3,039
Non-taxable                                                      409       432    1,699    1,750     1,582
                                                              ------    ------  -------  -------   -------
                                                               2,336     2,142    8,969    7,857     4,621
                                                              ------    ------  -------  -------   -------
          Total interest income                                7,922     7,982   32,005   30,158    23,916
Interest expense
Deposits                                                       4,000     3,593   14,787   13,744    12,685
Other borrowed funds                                             881       887    3,565    3,065     1,218
                                                              ------    ------  -------  -------   -------
          Total interest expense                               4,881     4,480   18,352   16,809    13,903
                                                              ------    ------  -------  -------   -------
Net interest income                                            3,041     3,502   13,653   13,349    10,013
Provision for loan losses                                        395       391    2,832    1,422       785
                                                              ------    ------  -------  -------   -------
Net interest income after provision for loan losses            2,646     3,111   10,821   11,927     9,228
Other income
Service charges on deposit accounts                              573       539    2,295    2,116     1,777
Mortgage loan fees                                                65        36      310      544       639
Commissions on credit life insurance                              71        62      324      369       439
Gain on sale of securities available for sale                    ---       ---      ---        6       191
Trading account gains                                            ---       ---      ---      ---       123
Other operating income                                           163       148      799      492       389
                                                              ------    ------  -------  -------   -------
          Total other income                                     872       785    3,728    3,527     3,558
Other expense
Salaries and employee benefits                                 1,473     1,457    5,925    5,342     4,906
Occupancy expense                                                244       226      898      720       653
Furniture and equipment expense                                  278       268    1,222    1,159     1,007
Other operating expense                                          639       672    3,056    2,567     2,166
                                                              ------    ------  -------  -------   -------
          Total other expense                                  2,634     2,623   11,101    9,788     8,732
                                                              ------    ------  -------  -------   -------
Income before income taxes                                       884     1,273    3,448    5,666     4,054
Income tax expense                                               198       336      602    1,495     1,005
                                                              ------    ------  -------  -------   -------
Net income                                                       686       937    2,846    4,171     3,049
Other comprehensive income (loss), net of income taxes
Change in unrealized gain (loss) on securities available
            for sale                                           1,062       268    2,978   (4,544)      132
Reclassification of realized amount                              ---       ---      ---       (4)     (120)
                                                              ------    ------  -------  -------   -------
Net unrealized gain (loss) recognized in comprehensive
            income (loss)                                      1,062       268    2,978   (4,548)       12
                                                              ------    ------  -------  -------   -------
          Comprehensive income (loss)                         $1,748    $1,205  $ 5,824  $  (377)  $ 3,061
                                                              ======    ======  =======  =======   =======
Earnings per share--basic and diluted                         $  .16    $  .22  $   .66  $   .97   $  1.09
                                                              ======    ======  =======  =======   =======
Weighted average shares outstanding - basic and diluted        4,307     4,316    4,314    4,310     2,793
                                                              ======    ======  =======  =======   =======

See accompanying notes.

                  LAMAR CAPITAL CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
            (in thousands, except for share and per share amounts)

                                                                                  Accumulated
                                                                                     Other                                 Total
                                  Common Stock         Paid-in       Retained    Comprehensive      Treasury Stock     Stockholders'
                             ---------------------                                               -------------------
                                Shares      Amount     Capital       Earnings    Income (Loss)     Shares     Amount      Equity
                                ------      ------     -------       --------    -------------     ------     ------      ------
Balance at January 1, 1998      46,569.44   $   466    $  5,374      $ 10,283      $    279          763.44  $ (242)      $ 16,160
Net income for 1998                                                     3,049                                                3,049
Stock Split (60-for-1)       2,747,596.96       931        (931)                                  56,842.96                     --
Dividend ($.12 per share)                                                (362)                                                (362)
Purchase of treasury stock                                                                           200.00     (72)           (72)
Sale of treasury stock                                       51                                  (30,711.00)    174            225
Retirement of treasury stock   (27,095.40)      (14)       (126)                                 (27,095.40)    140             --
Sale of  Common Stock           1,363,636       682      11,517                                                             12,199
Change in unrealized gain
 (loss), net of income
    taxes, on securities
    available for sale                                                                  132                                    132
                             ------------   -------    --------      --------      --------     -----------  ------       --------
Balance at December 31, 1998    4,130,707     2,065      15,885        12,970           411            ----    ----         31,331
Net income for 1999                                                     4,171                                                4,171
Dividend ($.18 per share)                                                (777)                                                (777)
Sale of Common Stock              185,000        93       1,628                                                              1,721
Change in unrealized gain
 (loss), net of income
    taxes, on securities
    available for sale                                                               (4,544)                                (4,544)
                             ------------   -------    --------      --------      --------     -----------  ------       --------
Balance at December 31, 1999    4,315,707     2,158      17,513        16,364        (4,133)           ----    ----         31,902
Net income for 2000                                                     2,846                                                2,846
Dividend ($.20 per share)                                                (863)                                                (863)
Purchase of treasury stock                                                                            8,500     (68)           (68)
Change in unrealized gain
 (loss), net of income
    taxes, on securities
    available for sale                                                                2,978                                  2,978
                             ------------   -------    --------      --------      --------     -----------  ------       --------
Balance at December 31, 2000    4,315,707     2,158      17,513        18,347        (1,155)          8,500     (68)        36,795
Net income for three months
    ended March 31, 2001                                                  686                                                  686
Dividend ($.05 per share)                                                (216)                                                (216)
Change in unrealized gain
 (loss), net of income
    taxes, on securities
    available for sale                                                                1,062                                  1,062
                             ------------   -------    --------      --------      --------     -----------  ------       --------
Balance at March 31, 2001
 (unaudited)                    4,315,707   $ 2,158    $ 17,513      $ 18,817      $    (93)          8,500  $  (68)      $ 38,327
                             ============   =======    ========      ========      ========     ===========  ======       ========

See accompanying notes.

                  LAMAR CAPITAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                      Three Months Ended
                                                                           March 31,            Year Ended December 31,
                                                                      -------------------   ------------------------------
                                                                        2001       2000       2000       1999       1998
                                                                      --------   --------   --------   --------   --------
                                                                          (unaudited)
Operating activities
 Net income                                                           $    686   $    937   $  2,846   $  4,171   $  3,049
 Adjustments to reconcile net income to net cash
    Provided by operating activities:
      Provision for loan losses                                            395        391      2,832      1,422        785
      Provision for losses on other real estate                            ---        ---         32         16         11
      Deferred income tax benefit                                          ---        ---       (247)      (204)      (149)
      Depreciation and amortization expense                                217        230        987        955        836
      Amortization of securities premiums                                   60         43        151        203        254
      Accretion of securities discounts                                   (187)       (82)      (514)       (48)       (34)
      Increase in cash surrender value of life insurance                   (19)       (17)       (68)       (64)       (65)
      Federal Home Loan Bank dividend                                      (54)       (55)      (297)      (173)       (48)
      Gain on sales of securities available for sale                       ---        ---        ---         (6)      (191)
      Trading account gains                                                ---        ---        ---        ---       (123)
      Proceeds from sales of trading securities                            ---        ---        ---        ---      3,619
      (Gain) loss on sales of other real estate                            ---         17         14          6         (7)
      Mortgage loan originations                                        (4,571)    (2,097)   (11,284)   (17,142)   (20,730)
      Proceeds from sales of mortgage loans                              4,112      1,676     10,932     17,769     20,099
      Gain on sale of premises and equipment                               ---        ---         (1)       (10)       ---
      (Increase) decrease in interest receivable                           385        355          3       (645)      (865)
      Increase (decrease) in interest payable                              112         64         94        332       (197)
      (Increase) decrease in other assets                                  844       (595)      (578)        32        288
      Increase (decrease) in other liabilities                            (102)       (72)      (208)       167        272
                                                                      --------   --------   --------   --------   --------
   Net cash provided by operating activities                             1,878        795      4,694      6,781      6,804
Investing activities
 Securities held to maturity:
      Proceeds from calls, maturities, and principal reductions         14,505        696     17,298      1,963      4,672
      Purchases of securities                                          (40,052)    (8,034)   (26,034)    (2,465)   (18,480)
 Securities available for sale:
      Proceeds from calls, maturities, and principal reductions         31,928      6,756     19,935      4,274     14,725
      Proceeds from sales of securities                                    ---        ---      1,500     10,498      9,966
      Purchases of securities                                          (19,518)   (11,987)   (30,220)   (56,896)   (46,105)
 (Purchases) sales of Federal Home Loan Bank stock                         ---        ---       ----     (2,635)       223
 Net (increase) decrease in loans                                        6,825      3,436     10,509    (36,220)   (38,058)
 Proceeds from sales of other real estate                                  262         97        740        313         25
 Proceeds from sales of premises and equipment                             ---        ---          1         53        ---
 Purchases of premises and equipment                                       (88)    (1,094)    (1,653)    (2,337)    (3,309)
                                                                      --------   --------   --------   --------   --------
Net cash used in investing activities                                   (6,138)   (10,130)    (7,924)   (83,452)   (76,341)
Financing activities
 Net increase (decrease) in deposits                                    20,950      2,914     (2,033)    30,192     66,774
 Net increase (decrease) in revolving line of credit                      ----       ----       ----     (4,120)       100
 Borrowings from banks                                                    ----       ----       ----     70,000      5,000
 Payments on notes payable to banks                                       ----       ----       ----    (15,000)    (3,600)
 Proceeds from sales of Common Stock                                      ----       ----       ----      1,721     12,199
 Purchases of treasury stock                                              ----       ----        (68)      ----        (72)
 Proceeds from sales of treasury stock                                    ----       ----       ----       ----        225
 Dividends paid                                                           (216)      (216)      (864)      (685)      (388)
                                                                      --------   --------   --------   --------   --------
 Net cash provided by (used in) financing activities                    20,734      2,698     (2,965)    82,108     80,238
                                                                      --------   --------   --------   --------   --------
 Net increase (decrease) in cash and cash equivalents                   16,474     (6,637)    (6,195)     5,437     10,701
 Cash and cash equivalents at beginning of year                         25,680     31,875     31,875     26,438     15,737
                                                                      --------   --------   --------   --------   --------
 Cash and cash equivalents at end of year                             $ 42,154   $ 25,238   $ 25,680   $ 31,875   $ 26,438
                                                                      ========   ========   ========   ========   ========

See accompanying notes.

                  LAMAR CAPITAL CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (in thousands, except share and per share amounts)

                 Years ended December 31, 2000, 1999 and 1998

1. Summary of Significant Accounting Policies

Consolidation

     The consolidated financial statements include the accounts of Lamar Capital Corporation (the "Company") and its wholly-owned subsidiaries, The Mortgage Shop, Inc. ("MSI"), Lamar Bank, Southern Financial Services, Inc. ("SFSI") and Lamar Data Solutions, Inc. ("LDSI"). All significant intercompany balances and transactions have been eliminated in consolidation.

Business

     The Company is a one-bank holding company headquartered in Purvis, Mississippi. The Company operates nine full service banking locations in retail banking predominantly in Lamar and Forrest counties in southeastern Mississippi. SFSI operates a finance company in six locations in southeastern Mississippi to provide consumer loans to customers who may not be eligible to obtain financing from Lamar Bank. The Company's consolidated results of operations are dependent upon net interest income, which is the difference between the interest income on interest-earning assets and the interest expense on interest-bearing liabilities. Principal interest-earning assets are securities, real estate and consumer and commercial loans. Interest-bearing liabilities consist of interest-bearing deposit accounts and other borrowed funds.

     Other sources of income include fees charged to customers for a variety of banking services such as deposit account fees and commissions on credit life insurance. The Company also generates fees in its mortgage banking activities from the origination and sale of loans and servicing rights of 15-year and 30-year fixed rate loans in the secondary market.

     The Company's operating expenses consist primarily of salaries and employee benefits, occupancy, furniture and equipment expenses, communications costs and other general and administrative operating expenses. The Company's results of operations are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

     Cash and cash equivalents are stated at cost. Federal funds sold have maturities generally of one day. Lamar Bank is required to maintain average balances with the Federal Reserve Bank. The required reserve balance at December 31, 2000 was $350. Cash paid for interest during the three months ended March 31, 2001 and 2000 was $4,769 (unaudited) and $4,416 (unaudited), respectively, and the years ended December 31, 2000, 1999 and 1998, was $18,258, $16,477 and $14,100, respectively.

Securities

     Securities available for sale are carried at estimated fair value in accordance with Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investment in Debt and Equity Securities." The amortized cost of securities classified as available for sale is adjusted for amortization of premiums and accretion of discounts to maturity. Unrealized gains or losses on these securities are included in stockholders' equity net of income taxes. Securities which Lamar Bank has the ability and the intent to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. The adjusted cost of the specific securities sold is used to compute gains or losses on the sale of securities. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Trading account securities consist of securities held for resale in anticipation of short-term market movements and are carried at estimated fair value. Trading account gains include the effects of adjustments to fair values. The adjusted cost of the specific securities sold is used to compute gains or losses on the sale of securities.

     Federal Home Loan Bank stock is not considered a marketable equity security under SFAS No. 115 and, therefore, is carried at cost.

Mortgage Banking Activities

     The Company originates first mortgage loans (traditional 15-year and 30-year fixed and variable rate loans) for sale, with the servicing rights, in the secondary market. The Company limits its interest rate risk on such loans originated by selling individual loans immediately after the customers lock into their rate. Origination fees and any gains or losses on the sale of the mortgage loans and servicing rights, which are not material to the consolidated operations for the years presented, are included in mortgage loan fees. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value, based on the subsequent sales prices of such loans.

     The Company accounts for the mortgage loan sales in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to cease to recognize them as financial assets when control has been surrendered in accordance with the criteria provided in SFAS No. 125.

     In July 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces SFAS No. 125. SFAS No. 140 requires that all assets or liabilities retained from the transfer of financial assets accounted for as a sale be initially recorded at their fair value and periodically reviewed and adjusted for any impairment. SFAS 140 is effective April 1, 2001. Management does not anticipate that the adoption of SFAS 140 will have a significant effect on the Company's consolidated financial position or operations.

Loans

     Loans, other than mortgage loans held for sale, are stated at the principal amounts outstanding, less unearned income and the allowance for possible loan losses. Interest on loans and accretion of unearned income are computed by methods which approximate a level rate of return on recorded principal. Loan origination fees and certain direct loan origination costs are deferred and recognized over the average lives of the loans as an adjustment to yield.

     Commercial and real estate loans are placed on non-accrual status when they become past due 90 days or more as to principal or interest unless they are adequately secured and in the process of collection. All commercial and real estate nonaccrual loans are considered to be impaired in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." Consumer loans generally are not placed on nonaccrual status but are reviewed periodically and charged off when deemed uncollectible or any payment of principal or interest is more than 120 days delinquent. Interest payments received on nonaccrual loans are applied to principal if in management's opinion there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. A loan remains on nonaccrual status until it is current as to principal and interest and the borrower demonstrates the ability to fulfill the contractual obligation.

Allowance for Loan Losses

     The allowance for loan losses is maintained at a level considered adequate by management and approved by the Board of Directors to provide for probable loan losses. Management's determination of the adequacy is based on an evaluation of the portfolio, past loan loss experience, growth and composition of the loan portfolio, economic conditions and other relevant factors; actual losses may vary from the current estimate. The allowance is increased by provisions for loan losses charged against income. Actual loan losses are deducted from and subsequent recoveries are added to the allowance.

Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the modified accelerated cost recovery method for financial reporting purposes based upon the estimated useful lives of the assets. Expenditures for major renewals and betterments are capitalized, and those for maintenance and repairs are charged to expense when incurred.

Other Real Estate

     Other real estate is stated at the lower of fair value, based on current market appraisals, or the recorded investment in the related loan.

Long-Lived Assets

     The Company accounts for impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed Of." The Company also accounts for long-lived assets that are expected to be disposed of in accordance with SFAS No. 121.

Income Taxes

     The Company and its subsidiaries file a consolidated federal and state income tax return. The Company accounts for income taxes using the liability method. Temporary differences occur between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are recorded for these differences based on enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Comprehensive Income

     SFAS No. 130 requires the presentation of comprehensive income and establishes standards for reporting its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements.

Derivatives and Hedging Activities

     Effective October 1, 1998, the Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through income or recognized in other comprehensive income until the hedged item is recognized in income. The ineffective portion of a derivative's change in fair value will be immediately recognized in income. The fair value of the derivatives held at October 1, 1998, was not material to the Company's consolidated financial position.

     SFAS No. 133 also allowed, upon adoption, the reclassification of held-to-maturity securities to the available-for-sale or trading portfolios without tainting the remaining securities in the held-to-maturity portfolio. The Company reclassified $3,497 of held-to-maturity securities to trading account securities as of October 1, 1998.

The unrealized gain of the transferred securities was not material to the Company's consolidated financial position or operations, thus the adoption of SFAS No. 133 did not result in a cumulative effect adjustment.

Net Income per Common Share

     Basic and diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the year. There were no dilutive options, warrants or convertible securities outstanding for the years presented.

Unaudited Financial Information

     Financial information as of March 31, 2001 and the three months ended March 31, 2001 and 2000 as well as certain other information presented subsequent to December 31, 2000 is unaudited. In the opinion of management of the Company, all adjustments necessary for a fair presentation of such financial information have been included. All such adjustments are of a normal recurring nature. The consolidated statements of income and comprehensive income, cash flows and changes in stockholders' equity for the three months ended March 31, 2000 are not necessarily indicative of the consolidated statements of income and comprehensive income, cash flows and changes in stockholders' equity which may be expected for the year ended December 31, 2001.

2. Initial Public Offering

     In December 1998, the Company sold 1,363,636 shares of its Common Stock at $10 per share in an underwritten initial public offering (the "Offering"). Net proceeds from the Offering were $12,199. In January 1999 the underwriters exercised their overallotment option, and the Company sold 185,000 shares at $10 per share. Net proceeds from the sale of these shares were $1,721.

3. Securities

     The aggregate carrying amounts and estimated fair value of securities were as follows:


                                                                                             March 31, 2001
                                                                              ---------------------------------------------
                                                                                           Gross        Gross     Estimated
                                                                              Amortized  Unrealized  Unrealized     Fair
                                                                                Cost       Gains       Losses       Value
                                                                              ---------  ----------  -----------  ---------
                                                                                               (unaudited)
Securities available for sale:
      U.S. Treasury securities and obligations of U.S. government agencies      $37,279        $271       $ (25)    $37,525
      Obligations of states and political subdivisions                            9,774         213         ---       9,987
      Corporate bonds                                                             1,000                               1,000
      Mortgage-backed securities                                                 46,254          59        (307)     46,006
                                                                                -------        ----       -----     -------
      Total debt securities                                                      94,307         543        (332)     94,518
      Equity securities                                                           4,366         ---        (361)      4,005
                                                                                -------        ----       -----     -------

Total securities available for sale                                             $98,673        $543       $(693)    $98,523
                                                                                =======        ====       =====     =======

Securities held to maturity:
      U.S. Treasury securities and obligations of U.S. government agencies      $36,749        $143       $ ---     $36,892
      Obligations of states and political subdivisions                           27,155         364         (62)     27,457
      Mortgage-backed securities                                                    590          10         ---         600
                                                                                -------        ----       -----     -------
Total securities held to maturity                                               $64,494        $517       $ (62)    $64,949
                                                                                =======        ====       =====     =======

                                                                                    December 31, 2000
                                                                     ---------------------------------------------
                                                                                  Gross        Gross     Estimated
                                                                     Amortized  Unrealized  Unrealized     Fair
                                                                       Cost       Gains       Losses       Value
                                                                     ---------  ----------  -----------  ---------
Securities available for sale:
      U.S. Treasury securities and obligations of U.S. government
          agencies                                                    $ 48,450        $ 30     $  (447)   $ 48,033
      Obligations of states and political subdivisions                   9,794         120          (4)      9,910
      Corporate bonds                                                    1,000         ---         ---       1,000
      Mortgage-backed securities                                        47,515          21        (896)     46,640
                                                                      --------        ----     -------    --------
      Total debt securities                                            106,759         171      (1,347)    105,583
      Equity securities                                                  4,366         ---        (667)      3,699
                                                                      --------        ----     -------    --------

Total securities available for sale                                   $111,125        $171     $(2,014)   $109,282
                                                                      ========        ====     =======    ========

Securities held to maturity:
      U.S. Treasury securities and obligations of U.S. government
          agencies                                                    $ 10,986        $ 75     $    (6)   $ 11,055
      Obligations of states and political subdivisions                  27,768         126        (332)     27,562
      Mortgage-backed securities                                           655         ---          (5)        650
                                                                      --------        ----     -------    --------
Total securities held to maturity                                     $ 39,409        $201     $  (343)   $ 39,267
                                                                      ========        ====     =======    ========

                                                                       December 31, 1999
                                                         ---------------------------------------------
                                                                      Gross        Gross     Estimated
                                                         Amortized  Unrealized  Unrealized     Fair
                                                           Cost       Gains       Losses       Value
                                                         ---------  ----------  -----------  ---------
Securities available for sale:
     U.S. Treasury securities and obligations of U.S.
          government agencies                              $34,415      $  ---    $ (2,299)    $32,116
     Obligations of states and political subdivisions        9,770          29         (68)      9,731
     Mortgage-backed securities                             49,891           5      (3,288)     46,608
                                                           -------      ------    --------     -------
     Total debt securities                                  94,076          34      (5,655)     88,455
     Equity securities                                       4,362         ---        (969)      3,393
                                                                        ------    --------     -------
Total securities available for sale                        $98,438      $   34    $( 6,624)    $91,848
                                                           =======      ======    ========     =======
Securities held to maturity:
     U.S. Treasury securities and obligations of U.S.
          government agencies                              $ 4,047      $  ---    $    (36)    $ 4,011
     Obligations of states and political subdivisions       29,271          32      (1,355)     27,948
     Mortgage-backed securities                                893          15          (6)        902
                                                           -------      ------    --------     -------
Total securities held to maturity                          $34,211      $   47    $ (1,397)    $32,861
                                                           =======      ======    ========     =======

     During the years ended December 31, 2000, 1999 and 1998, available-for-sale securities with a fair value at the date of sale of $1,500, $10,498 and $9,966, respectively, were sold. The gross realized gains or losses on such sales totaled $0, $6 and $191, respectively. The amortized cost and estimated fair value of securities as of December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                                                      Estimated
                                                           Amortized    Fair
                                                             Cost       Value
                                                           ---------  ---------
        Securities available for sale:
                 Due in one year or less                    $ 12,748   $ 12,725
                 Due after one year through five years        10,159     10,181
                 Due after five years through ten years       19,394     19,319
                 Due after ten years                          16,943     16,718
                 Mortgage-backed securities                   47,515     46,640
                 Equity securities                             4,366      3,699
                                                            --------   --------

                                                            $111,125   $109,282
                                                            ========   ========

        Securities held to maturity:
                 Due in one year or less                    $  6,489   $  6,489
                 Due after one year through five years        12,521     12,580
                 Due after five years through ten years       11,308     11,273
                 Due after ten years                           8,436      8,275
                 Mortgage-backed securities                      655        650
                                                            --------   --------
                                                            $ 39,409   $ 39,267
                                                            ========   ========

    Securities having carrying amounts of $90,197 (unaudited) at March 31, 2001, $97,491 and $97,894 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

4.  Loans

     Loans consisted of the following:

                                                                December 31,
                                              March 31,     -------------------
                                                2001          2000       1999
                                              --------      --------   --------
                                             (unaudited)
        Real estate:
                 Residential                    $ 68,265    $ 70,915   $ 72,695
                 Mortgage loans held for sale      1,264         778        426
                 Construction                      4,057       5,350     10,743
                 Commercial                       37,258      35,978     34,559
        Consumer                                  52,429      57,361     69,542
        Commercial                                53,106      53,321     49,554
                                                --------    --------   --------
                                                 216,379     223,703    237,519
        Unearned income                           (1,201)     (1,297)    (2,116)
        Allowance for loan losses                 (5,756)     (5,483)    (4,270)
                                                --------    --------   --------
        Net loans                               $209,422    $216,923   $231,133
                                                ========    ========   ========

     Loans are made principally to customers in the Company's trade area. The economy in this trade area is primarily retail, service and medical based. The Company's loan portfolio is primarily centered in consumer loans and real estate; therefore, the collections of such loans are dependent on the trade area economy. The Company's lending policy provides that loans collateralized by real estate are normally made with loan-to-value ratios of 80% or less. Commercial loans are typically collateralized by property, equipment, inventories and/or receivables with loan-to-value ratios from 50% to 80%. Consumer loans are typically collateralized by automobiles and personal property.

     Transactions in the allowance for loan losses are summarized as follows:


                                                                               As of and for the year ended
                                                  As of and for the three               December 31,
                                                        months ended         -------------------------------
                                                      March 31, 2001              2000       1999       1998
                                                     ---------------             -----     ------     ------
                                                        (unaudited)
    Balance at beginning of year                             $ 5,483           $ 4,270    $ 3,564    $ 3,101
    Provision for loan losses                                    395             2,832      1,422        785
    Loans charged off                                           (321)           (1,918)    (1,058)      (526)
    Recoveries of loans previously charged off                   199               299        342        204
                                                             -------           -------    -------    -------
    Balance at end of year                                   $ 5,756           $ 5,483    $ 4,270    $ 3,564
                                                             =======           =======    =======    =======

     Non-accrual loans at March 31, 2001, December 31, 2000 and 1999 were $3,076 (unaudited), $2,258 and $1,525, respectively.

     Certain directors, executive officers, principal shareholders, their immediate family members and entities in which they or their immediate family members have principal ownership interests, are customers of and have transactions with the Company in the ordinary course of business. Loans to these parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions and do not involve more than normal risks of collectibility or present other unfavorable features.

     These related-party loan transactions are summarized as follows:


                                          Year ended
                                         December  31,
                                      -----------------
                                       2000      1999
                                      ------    ------

     Balance at beginning of year     $1,455   $ 1,468
     New loans                           273     1,170
     Repayments                         (341)   (1,183)
                                      ------   -------
     Balance at end of year           $1,387   $ 1,455
                                      ======   =======

5.   Premises and Equipment

     Premises and equipment consisted of the following at:


                                                          December 31,
                                           March 31,   ------------------
                                              2001      2000      1999
                                           ---------   ------    ------
                                          (unaudited)

     Land                                    $ 2,920   $ 2,920   $ 2,915
     Bank premises                             7,987     8,200     7,046
     Furniture, fixtures and equipment         6,100     5,811     5,339
     Computer software                         1,061     1,049     1,039
     Accumulated depreciation                 (7,081)   (6,864)   (5,889)
                                             -------   -------   -------
                                             $10,987   $11,116   $10,450
                                             =======   =======   =======

6.   Other Real Estate

         Other real estate transactions consisted of the following:



                                                   As of and for the year ended
                              As of and for the           December 31,
                             three months ended  -------------------------------
                               March 31, 2001     2000       1999       1998
                             ------------------  ------      -----      -----
                                (unaudited)

         Beginning balance          $  976         $  541     $ 742      $ 411
         Transfers of loans            740          1,221       134        360
         Sales                        (262)          (754)     (319)       (18)
         Provision for losses         ( - )           (32)      (16)       (11)
                                    ------         ------     -----      -----
         Ending balance             $1,454         $  976     $ 541      $ 742
                                    ======         ======     =====      =====

7.   Interest-Bearing Deposits

         Interest-bearing deposits consisted of the following:


                                                               December 31,
                                                 March 31,  ------------------
                                                   2001       2000      1999
                                                 --------   --------  --------
                                                (unaudited)

         Demand (Now, SuperNow and money market)   $ 87,679   $ 76,843  $ 84,875
         Savings                                     10,331      9,780     9,448
         Individual retirement accounts              17,791     16,880    16,279
         Time deposits, $100,000 and over            70,587     63,773    65,389
         Other time deposits                        104,915    100,468    98,836
                                                   --------   --------  --------
                                                   $291,303   $267,744  $274,827
                                                   ========   ========  ========

         Scheduled maturities of time deposits, including individual retirement accounts, outstanding at December 31, 2000, are as follows:

               2001     $115,999
               2002       52,781
               2003        7,792
               2004        1,232
               2005        3,317
                        --------
                        $181,121
                        ========

         In the normal course of business, the Company has accepted deposits from certain directors, executive officers, principal shareholders and other related parties on substantially the same terms, including interest rates, as those prevailing at the time of comparable transactions with third-party customers. Such deposits were $889 and $791 at December 31, 2000 and 1999, respectively.

8.   Other Borrowed Funds

         Other borrowed funds include advances of $70,000 at March 31, 2001(unaudited), December 31, 2000 and 1999, from Federal Home Loan Bank ("FHLB"). The advances include $30,000 which accrue interest at fixed rates varying from 4.75% through 6.29% with interest paid monthly and maturities through November 2008. Lamar

Bank has a $40,000 advance from the FHLB at a 4.49% interest rate (fixed through January 21, 2002) that matures January 21, 2009. Interest is due monthly and the note is callable quarterly beginning April 22, 2002. The proceeds from this advance were used by the Company to purchase securities, which have been classified as available for sale. The advances are collateralized by Lamar Bank's investment in FHLB stock, which totaled $3,947 (unaudited), $3,893 and $3,596 at March 31, 2001, December 31, 2000 and 1999, respectively, and by a blanket pledge of Lamar Bank's eligible real estate loans. Lamar Bank had available collateral to borrow an additional $56,000 from the FHLB at March 31, 2001.

9. Income Taxes

     Income tax expense (benefit) consisted of the following:

                          Year ended December 31,
                         -------------------------
                          2000     1999      1998
                         -----    ------    ------
     Current:
     Federal             $ 869    $1,470    $  999
     State                 (20)      229       155
                         -----    ------    ------
                           849     1,699     1,154
     Deferred             (247)     (204)     (149)
                         -----    ------    ------
                         $ 602    $1,495    $1,005
                         =====    ======    ======

     The differences between Lamar Bank's actual income tax expense and amounts computed at the statutory rates are summarized as follows:

                                                                   Three months ended
                                                                       March 31,          Year ended December 31,
                                                                 --------------------   ---------------------------
                                                                   2001        2000       2000      1999      1998
                                                                 --------    --------    ------    ------    ------
                                                                      (unaudited)
Amount computed at statutory rate on income before
   income taxes                                                     $ 301     $ 433      $1,172    $1,926    $1,379
Increase (decrease) in income taxes resulting from:
     State income taxes, net of federal benefit                         6        12         (35)      133        89
     Income from non-taxable securities                              (113)     (117)       (467)     (517)     (447)
     Other                                                              4         8         (68)      (47)      (16)
                                                                    -----     -----      ------    ------    ------
                                                                    $ 198     $ 336      $  602    $1,495    $1,005
                                                                    =====     =====      ======    ======    ======

     The Company made income tax payments of $0 (unaudited) and $324 (unaudited) during the three months ended March 31, 2001 and 2000, respectively, and $1,458, $1,495 and $1,113 during the years ended December 31, 2000, 1999 and 1998, respectively.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets consisted of the following:


                                                                      December 31,
                                                                    ----------------
                                                                     2000     1999
                                                                    ------   -------
     Allowance for loan losses                                      $1,568   $1,117
     Other real estate                                                  29       32
     Deferred compensation                                             190      160
     Net unrealized (gain) loss on securities available for sale       687    2,458
     Other                                                            (331)    (101)
                                                                    ------   ------
     Total net deferred tax assets                                  $2,143   $3,666
                                                                    ======   ======

10. Employment Benefit Plans

     The Company has a defined contribution 401(k) plan with a profit sharing feature that covers substantially all employees. Participants in the 401(k) plan may contribute up to the maximum allowed by Internal Revenue

Service regulations. The Company matches participants' contributions to the 401(k) plan up to 3% of each participant's annual salary. The Company may make a profit sharing contribution as determined by the Company's Board of Directors. The Company's matching and profit sharing contributions vest 20% annually beginning with the participant's third year of service. The Company's contributions to the 401(k) plan were $29 (unaudited) and $25 (unaudited) for the three months ended March 31, 2001 and March 31, 2000, respectively, and $104, $144 and $88 for the years ended December 31, 2000, 1999 and 1998, respectively.

     The Company has an employee stock ownership plan ("ESOP") which covers substantially all employees. The Company may make contributions to the ESOP at the discretion of its Board of Directors and may be made in cash or common stock. The contributions vest 20% annually beginning with the participant's third year of service. The Company's contributions to the ESOP were $6 (unaudited) and $0 (unaudited) for the three months ended March 31, 2001 and March 31, 2000, respectively, and $11, $60 and $165 for the years ended December 31, 2000, 1999 and 1998, respectively.

     In August of 1998, the Company adopted a stock incentive plan under which it plans to grant stock options for selected employees. As of March 31, 2001, no stock options (unaudited) had been granted under the plan.

     The Company maintains a self-insured medical plan. Under this plan, the Company self-insures, in part, coverage for substantially all full-time employees with coverage by insurance carriers for certain stop-loss provisions for losses greater than $30 for each occurrence up to a maximum benefit of $1,000. The Company's expenses pertaining to the self-insured medical plan, including accruals for incurred but not reported claims, were $99 (unaudited) and $131 (unaudited) for the three months ended March 31, 2001 and March 31, 2000, respectively, and $509, $405 and $436 for the years ended December 31, 2000, 1999 and 1998, respectively.

     The Company has deferred compensation agreements with certain officers for payments to be made over specified periods beginning when the officers reach age
65. Amounts accrued for these agreements are based upon deferred compensation earned, discounted over the estimated remaining service life of each officer. Deferred compensation expense totaled $21 (unaudited) and $20 (unaudited) for the three months ended March 31, 2001 and March 31, 2000, respectively, and $82, $76 and $71 for the years ended December 31, 2000, 1999 and 1998, respectively.

11. Regulatory Matters

     The Federal Reserve Board has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. These guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). The Federal Reserve Board also utilizes a leverage ratio (Tier 1 capital divided by average total consolidated assets) to evaluate the capital adequacy of bank holding companies. Management believes, as of December 31, 2000, that the company exceeds all capital adequacy requirements to which it is subject. At December 31, 2000, the most recent regulatory notification categorized Lamar Bank as well capitalized.

     The Company's actual capital amounts and applicable ratios are as follows:


                                                              March 31, 2001       December 31,
                                                             ----------------   ---------------------
                                                                (unaudited)      2000          1999
                                                                                -------       -------
Capital:
Stockholders' equity                                              $38,327      $36,795       $31,902
Unrealized loss on securities, net of income taxes                     93        1,155         4,133
Unrealized gain on equity securities, net
 income taxes                                                        (227)        (417)           --
Intangible asset                                                      (77)         (79)          (87)
                                                                  -------      -------       -------
Tier 1 capital                                                     38,116       37,454        35,948
Qualifying allowance for loan losses                                3,164        3,046         3,138
                                                                  -------      -------       -------
Total capital                                                     $41,280      $40,500       $39,086
                                                                  =======      =======       =======

Ratios:
Total capital to risk-weighted assets                               16.48%       16.76%        15.57%
Tier 1 capital to risk-weighted assets                              15.21%       15.50         14.38
Tier 1 capital to total average assets (leverage ratio)              9.69%        9.11          9.23

     State banking regulations require the Mississippi Department of Banking and Consumer Finance to approve the payment of any dividends.

12. Off-Balance Sheet Risks, Commitments and Contingent Liabilities

      Loan commitments are made to accommodate the financial needs of the Company's customers. Standby letters of credit commit the Company to make payments on behalf of customers when certain specified future events occur. They primarily are issued to support customers' trade transactions. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral is obtained based on management's credit assessment of the customer. The Company's maximum exposure to credit losses for loan commitments (unused lines of credit) outstanding at December 31, 2000 and expiring during 2001 is $12,800.

     The Company is involved in certain legal actions and claims arising in the ordinary course of business. Although the ultimate outcome of these other actions and claims cannot be ascertained at this time, it is the opinion of management (based on advice of legal counsel) that such litigation and claims should be resolved without material effect on the Company's consolidated financial position or operating results.

13. Parent Company Condensed Financial Information

    Balance Sheets
                                                                December 31,
                                                            ------------------
                                                             2000       1999
                                                            -------   -------
    Assets:
    Cash and cash equivalents                               $ 1,733   $ 1,878
    Investment in subsidiaries                               34,033    28,984
    Due from subsidiaries                                        74        76
    Premises and equipment                                    1,151     1,161
    Other                                                        19        19
                                                            -------   -------
              Total assets                                  $37,010   $32,118
                                                            =======   =======

    Liabilities                                             $   215   $   216

    Stockholders' equity:
    Common stock                                              2,158     2,158
    Paid-in capital                                          17,513    17,513
    Retained earnings                                        18,347    16,364
    Treasury stock                                              (68)       --
    Accumulated other comprehensive loss                     (1,155)   (4,133)
                                                            -------   -------
              Total stockholders' equity                     36,795    31,902
                                                            -------   -------
              Total liabilities and stockholders' equity    $37,010   $32,118
                                                            =======   =======

Statements of Income                                                     Year ended December 31,
                                                                      ----------------------------
                                                                        2000      1999      1998
                                                                      -------   -------   -------
Income:
Dividends from subsidiaries                                           $   850   $   ---   $   750
Other                                                                      21        22        22
                                                                      -------   -------   -------
            Total income                                                  871        22       772
Expenses:
Interest expense                                                          ---       ---       342
Other                                                                     219       204        55
                                                                      -------   -------   -------
            Total expenses                                                219       204       397
                                                                      -------   -------   -------
Income (loss) before income taxes                                         652      (182)      375
Income tax expense (benefit)                                               74       (54)      146
                                                                      -------   -------   -------
Income (loss) before equity in undistributed net income of                726      (128)      521
              Subsidiaries
Equity in undistributed net income of subsidiaries                      2,120     4,299     2,528
                                                                      -------   -------   -------
Net income                                                            $ 2,846   $ 4,171   $ 3,049
                                                                      =======   =======   =======

Statements of Cash Flows                                                Year ended December 31,
                                                                      ---------------------------
                                                                        2000      1999      1998
                                                                      -------   -------   -------
Operating activities:
Net income                                                            $ 2,846   $ 4,171   $ 3,049
Adjustments to reconcile net income to net cash provided
      by (used in) operating activities:
              Undistributed net income of subsidiaries                 (2,120)   (4,299)   (2,528)
              Depreciation expense                                         10         9         9
              (Increase) decrease in due from subsidiaries                  2        88      (514)
              Increase (decrease) in other liabilities                    ---      (127)      126
                                                                      -------   -------   -------
              Net cash provided by (used in) operating activities         738      (158)      142
Investment activities:
              Capital contribution to subsidiary                         (150)   (7,500)      ---
              Return of capital from  subsidiary                          199       ---       ---
              Purchases of premises and equipment                         ---       ---        (6)
                                                                      -------   -------   -------
              Net cash provided by (used in) investing activities          49    (7,500)       (6)
Financing activities:
              Dividends paid                                             (864)     (685)     (388)
              Payments on note payable to a bank                          ---       ---    (3,600)
              Proceeds from sale of common stock                          ---     1,721    12,199
              Purchases of treasury stock                                 (68)      ---       (72)
              Proceeds from sales of treasury stock                       ---       ---       225
                                                                      -------   -------   -------
              Net cash provided by (used in) financing activities        (932)    1,036     8,364
                                                                      -------   -------   -------
              Net increase (decrease) in cash and cash equivalents       (145)   (6,622)    8,500
              Cash and cash equivalents at beginning of year            1,878     8,500       ---
                                                                      -------   -------   -------
              Cash and cash equivalents at end of year                $ 1,733   $ 1,878   $ 8,500
                                                                      =======   =======   =======

14.  Fair Values of Financial Instruments

          Accounting principles generally accepted in the United States require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

          The carrying amount of cash and cash equivalents, non-interest bearing deposits, other borrowed funds and interest rate floors approximates the estimated fair value of these financial instruments. The estimated fair value of securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans and interest-bearing deposits is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments. The fair value of the loan commitments to extend credit is based on the difference between the interest rate at which the Company's committed to make the loans and the current rates at which similar loans would be made to borrowers with similar credit ratings and the same maturities. The fair value is not material.

          Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Company is protected against changes in credit risk by the allowance for loan losses.

          The fair value estimates presented are based on information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since those dates. Therefore, current estimates of fair value may differ significantly from the amounts presented.


                                                   December 31,
                                      --------------------------------------
                                             2000                1999
                                      ------------------  ------------------
                                      Carrying    Fair    Carrying    Fair
                                       Amount    Value     Amount    Value
                                      --------  --------  --------  --------
     Securities available for sale    $109,282  $109,282  $ 91,848  $ 91,848
     Securities held to maturity        39,409    39,267    34,211    32,861
     Loans                             216,923   215,520   231,133   231,460
     Interest-bearing deposits         267,744   269,456   274,827   276,584

15.  Subsequent Events

          On February 21, 2001, the Company signed a definitive agreement and plan of merger with Hancock Holding Company ("Hancock"). Under the terms of the agreement, each shareholder will have the right to elect to receive either (1) $11.00 in cash for each share of the Company's Common Stock, or (2) .55 shares of Hancock Series A Preferred Stock for each share of the Company's Common Stock. Under a formula set forth in the agreement, in the aggregate no more than 49% or less than 30% of the Company's Common Stock may be exchanged for cash. The Series A Preferred Stock will pay cumulative annual dividends of $1.60 per share and will be convertible into Hancock common stock at $45.00 per share. Subject to certain conditions, including the approval of the Company's shareholders and regulatory authorities, the merger is anticipated to be consummated in the late second or early third quarter of 2001.

                                 MISCELLANEOUS

Shareholder Proposals

     Any shareholder who wishes to present a proposal at Hancock's next Annual Meeting and who wishes to have the proposal included in Hancock's Proxy Statement and form of Proxy for the next meeting must submit the proposal to Hancock not later than September 21, 2001. After this date, a stockholder who intends to raise a proposal to be acted upon at the 2002 Annual Meeting of Shareholders must inform Hancock in writing no later than December 5, 2001. If notice is not provided by that date, the Hancock Board may exclude such proposal from being acted upon at the 2002 Annual Meeting. Further, the persons named in Hancock's proxy for the 2002 Annual Meeting will be allowed to exercise their discretionary authority to vote upon such proposal without the matter having been discussed in the Proxy Statement for the 2002 Annual Meeting.

Other Matters

     At the time of the preparation of this Proxy Statement, Hancock has not been informed of any matters to be presented by or on behalf of Hancock or its management for action at the Meeting other than those listed in the Notice of Meeting of Shareholders and referred to herein. If any other matters come before the Meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment. Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Hancock Board of Directors and return it at once in the enclosed envelope.

Forward Looking Statements

     In addition to historical information, this document contains statements which constitute forward-looking statements and information which are based on management of Hancock's and Lamar's beliefs, plans, expectations and assumptions and on information currently available to management. The words "may," "should," "expect," "anticipate," "intend," "plan," "continue," "believe," "seek," "estimate," and similar expressions used in this document that do not relate to historical facts are intended to identify forward-looking statements. These statements appear in a number of places in this document, including, but not limited to, statements found in "INFORMATION ABOUT LAMAR CAPITAL CORPORATION-Lamar Management's Discussion and Analysis of Lamar's Financial Condition and Results of Operations For the Years Ended December 31, 2000, 1999 and 1998." All phases of Hancock's and Lamar's operations are subject to a number of risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projections in the forward-looking statements. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this report, including, without limitation, the portions referenced above, and the uncertainties set forth from time to time in Hancock's and Lamar's other public reports and filings and public statements, many of which are beyond the control of Hancock and Lamar, and any of which, or a combination of which, could materially affect the results of Hancock's and Lamar's operations and whether forward-looking statements made by Hancock and Lamar ultimately prove to be accurate.

Where You Can Find More Information

     Hancock has filed with the SEC a Registration Statement under the Securities Act that registers the distribution to Lamar shareholders of the shares of Hancock Series A Preferred Stock to be issued in connection with the Merger. The Registration Statement including the attached exhibits and schedules, contain additional relevant information about Hancock and the Hancock Series A Preferred Stock.

     In addition, Hancock and Lamar file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:


     Public Reference Room         New York Regional Office       Chicago Regional Office
     450 Fifth Street, N.W.        7 World Trade Center           Citicorp Center
     Room 1024                     Suite 1300                     Suite 1400
     Washington, D.C.  20549       New York, New York 10048       Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about companies, like Hancock, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can view and download a copy of the Registration Statement (including exhibits) at this web site.

     You can also inspect reports, proxy statements and other information about Hancock and Lamar at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Information Incorporated By Reference

     The SEC allows Hancock to "incorporate by reference" information into this Proxy Statement. This means that Hancock can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Proxy Statement, except for any information that is superseded by other information that is set forth directly in this document.

     This Proxy Statement incorporates by reference the documents set forth below that Hancock and Lamar have previously filed with the SEC. They contain important information about Hancock and Lamar and their financial condition.

Hancock SEC Filings
-------------------

(1) Hancock's Annual Report on Form 10-K for the fiscal year ended December 31, 2000

(2) The description of capital stock contained in Hancock's Registration Statement on Form 8-K123 filed on December 31, 1984, and Form 8-K filed on May 2, 2001

Lamar SEC Filings
-----------------

(1)  Lamar's Annual Report on Form 10-K for the fiscal year ended December 31,
     2000

     Hancock incorporates by reference additional documents that Hancock and Lamar may have filed with the SEC between the date of this Proxy Statement and the date of the meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Hancock has supplied all information contained or incorporated by reference in the Proxy Statement relating to Hancock, as well as all pro forma financial information, and Lamar has supplied all such information relating to Lamar.

     You can obtain any of the documents incorporated by reference in this document through Hancock, Lamar or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement. You can obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone from:

     Hancock:                            Lamar:
     -------                             -----
     George A. Schloegel,                Robert W. Roseberry, Chairman and
     Chief Executive Officer             Chief Executive Officer
     Hancock Holding Company             Lamar Capital Corporation
     Post Office Box 4019                401 Shelby Speights Drive
     Gulfport, MS 39502-4019             Purvis, MS 39475
     (228) 868-4706                      (601) 794-6047

     If you would like to request documents from Hancock or Lamar, please do so by June 21, 2001 to receive them before the Lamar shareholders' meeting. If you request any incorporated documents, they will be mailed to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     You should rely only on the information contained in or incorporated by reference in this Proxy Statement in considering how to vote your shares at the meeting. Neither Hancock nor Lamar has authorized anyone to provide you with information that is different from the information in this document. This Proxy Statement is dated May 29, 2001. You should not assume that the information contained in this document is accurate as of any date other than that date. The mailing of this Proxy Statement shall not create any implication to the contrary.

                                  APPENDIX A
            (AMENDMENT TO BE VOTED ON BY THE HANCOCK SHAREHOLDERS)

                         ARTICLES OF AMENDMENT TO THE
                           ARTICLES OF INCORPORATION

     The aggregate number of shares which the Corporation is authorized to issue is 125,000,000 divided into two classes. The designation of each class, the number of shares of each class and the par value, if any, of each class are as follows:


     Number of Shares         Class           Par Value, if any

        75,000,000            Common               $  3.33
        50,000,000            Preferred            $ 20.00

     The preferences and relative rights in respect of the shares of each class and the variations in the relative rights and preferences as between the series of any preferred class in the series are as follows:

     Each share of Common Stock shall entitle the holder thereof to full voting rights. Except as may be determined by the Board of Directors at the time a series is created, holders of Preferred Stock shall have no voting rights as a holder of such stock, except as specifically required by law.

     The holders of Preferred Stock shall be entitled to receive dividends, subject to statutory restrictions, when and as declared by the Board of Directors. Such dividends shall be payable at such periods as shall be fixed by the Board of Directors at the rate specified in the resolution of the Board of Directors authorizing the issuance of the particular series of Preferred Stock, and no more, before any dividend shall be paid or set apart for payment upon the Common Stock.

     Dividends on the Preferred Stock shall be cumulative, so that if for any period the same shall not be paid, the right thereto shall accumulate as against the Common Stock, and all arrears so accumulated shall be paid before any dividend shall be paid upon the Common Stock.

     Whenever all accumulated dividends on the outstanding Preferred Stock for all previous periods shall have been declared and shall have become payable, and the Corporation shall have paid such accumulated dividends for such previous periods, or shall have set aside from its legally available funds a sum sufficient therefor, the Board of Directors may declare dividends on the Common Stock, payable then or thereafter out of any remaining legally available funds.

     Each class of Preferred Stock shall be divided into and issued from time to time by resolution of the Board of Directors in one or more series, each series being so designated as to distinguish the shares thereof from the shares of all other series and classes. All or any of the series of any such class and the variations and the relative rights and preferences as between different series may be fixed and determined by resolution of the Board of Directors, but all shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

     (a)  the rate of dividend;

     (b) whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption;

     (c) the amount payable upon shares in the event of voluntary and involuntary liquidation;

     (d) sinking fund provisions, if any, for the redemption or purchase of shares;

     (e)  the terms and conditions, if any, on which shares may be converted;
          and

     (f)  the voting rights of the shares.

                                  APPENDIX B
                (AMENDMENT TO BE APPROVED BY THE HANCOCK BOARD)


                             ARTICLES OF AMENDMENT

                                    TO THE

                           ARTICLES OF INCORPORATION

                                      OF

                            HANCOCK HOLDING COMPANY

     A.   The name of the Corporation is Hancock Holding Company.

     B. The following resolution, setting forth the designation and the number of shares of a series of Preferred Stock ($20.00 par value) of the Corporation and the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Corporation by written unanimous consent effective June 28, 2001:

     RESOLVED, that 1,658,275 authorized but unissued shares of this Corporation's Preferred Stock ($20.00 par value) are hereby designated as a series of Preferred Stock called the 8% Cumulative Convertible Preferred Stock, Series A with the following voting powers, rights and preferences:

     1.   Definitions.

     For the purposes of this resolution, the following terms shall have the following meanings:

     "Capital Stock" means the Capital Stock of any class or series (however designated) of the Corporation.

     "Common Stock" means the Common Stock of the Corporation ($3.33 par value) as constituted on the date of this Resolution, or shares of any other class of Capital Stock into which such Common Stock is reclassified after such date.

     "Corporation" means Hancock Holding Company.

     "Dividends Accrued" means an amount equal to the sum of all dividends required to be paid on the shares of Series A Preferred Stock from the date of issue of the shares of Series A Preferred Stock to the date to which the determination is to be made, whether or not such amount or any part thereof shall have been declared as dividends and whether there shall be or have been any funds out of which such dividends might legally be paid, less the amount of dividends declared and paid and, if any dividends have been declared and set apart for payment but not paid, the amount so set apart for the payment of such dividends. Accrued Dividends for any period less than a full calendar quarter shall be calculated on the basis of the actual number of days elapsed over a 360-day year.

     "Junior Stock" means any Capital Stock ranking as to dividends and as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation junior to the Series A Preferred Stock.

     "Parity Stock" means shares of any series of the Corporation's Preferred Stock and any shares of Capital Stock ranking as to dividends and/or as to the rights in liquidation, dissolution or winding-up of the affairs of the Corporation equally with the Series A Preferred Stock.

     "Prior Stock" means any Capital Stock ranking as to dividends or as to rights in liquidation, dissolution or winding-up of the affairs of the Corporation prior to the Series A Preferred Stock.

     "Series A Preferred Stock" means the 8% Cumulative Convertible Preferred Stock, Series A of the Corporation.

     "Subsidiary" means any corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Corporation or by the Corporation and one or more Subsidiaries.

     2.   Dividends.

          (a) The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation, out of any funds legally available therefor, cash dividends at the rate and payable on the dates hereinafter set forth. The rate of dividends payable on Series A Preferred Stock shall be $1.60 per share per annum and no more. Dividends shall be payable, to the extent practical, in equal quarterly installments on the last day of March, June, September and December of each year, commencing on the last day of the calendar quarter in which the merger of the Corporation and Lamar Capital Corporation occurs. Dividends shall be cumulative and shall accrue on the Series A Preferred Stock from and after the date of issuance thereof. Dividends payable on the last day of the calendar quarter in which the merger of the Corporation and Lamar Capital Corporation occurs or on any other date which is not the last day of a full calendar quarter shall be calculated on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

          (b) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon any shares of Parity Stock for any dividend period unless the same dividend (payable in proportion to the respective annual dividend rates per share set forth in the Articles of Incorporation or the respective Articles of Amendment) shall have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon all shares of Series A Preferred Stock outstanding.

          (c) Unless Dividends Accrued on all outstanding shares of Series A Preferred Stock and any outstanding shares of Parity Stock due for all past dividend periods shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart, and full dividends (to the extent that the amount thereof shall have become determinable) on all outstanding shares of such stock due on the respective next following payment dates shall have been declared and a sum sufficient for the payment thereof set apart then (i) no dividend (other than a dividend payable solely in "Common Stock") shall be declared or paid upon, or any sum set apart for the payment of dividends on any shares of Junior Stock; (ii) no other distribution shall be made upon any shares of Junior Stock; (iii) no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for value by the Corporation or by any Subsidiary; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of Junior Stock by the Corporation or any Subsidiary.

     3.   Voting Rights.

     In addition to any voting rights afforded by the Mississippi Business Corporation Act to the holders of a series or class of stock voting as a group, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive notice of, to participate in, and vote on any matter presented to the holders of Common Stock at any meeting of the holders of Common Stock of the Corporation on the following basis: a holder of Series A Preferred Stock shall have a number of votes equal to the number of shares of Common Stock into which the Series A Preferred Stock held by such holder could be converted at the then current Conversion Price.

     4.   Liquidation.

     In the event of liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid in cash out of the net assets of the Corporation, including its capital, a liquidation price of $20.00 per share, plus Dividends Accrued to the date of payment, and no more, before any distribution or payment shall be made to the holders of shares of Junior Stock and after payment to the holders of the outstanding shares of Series A Preferred Stock and to the holders of shares of other classes and series of Parity Stock of the amounts to which they are respectively entitled, the balance of such assets, if any, shall be paid to the holders of the Junior Stock according to their respective rights. For the purposes of the preceding sentence, neither the consolidation of the Corporation with nor the merger of the Corporation into any other corporation nor the sale, lease or other disposition of all or substantially all of the Corporation's properties and assets shall, without further corporate action, be deemed a liquidation, dissolution or winding-up of the affairs of the Corporation. In case the net assets of the Corporation are insufficient to pay the holders of the outstanding shares of Series A Preferred Stock and other series of Parity Stock the full preferential amounts to which they are respectively entitled, the entire net assets of the Corporation shall be distributed ratably to the holders of the outstanding shares of Series A Preferred Stock and other series of Parity Stock in proportion to the full preferential amounts to which they are respectively entitled.

     5.   Conversion.

          (a) Each holder of any outstanding shares of Series A Preferred Stock shall have the right, at any time, to convert any of such shares into
          Common Stock of the Corporation.   Furthermore, as to any shares of
          Series A Preferred Stock called for redemption, each such holder shall have the right at any time prior to the close of business on the fifth full business day preceding the date fixed for redemption (unless default shall be made by the Corporation in the payment of the redemption price in which case such right of conversion shall continue without interruption), to convert any of such shares into shares of
          Common Stock of the Corporation.   The number of shares of Common
          Stock into which each share of Series A Preferred Stock shall be convertible shall be equal to the number arrived at by dividing $20.00, without any payment or adjustment for Dividends Accrued, by the conversion price per share of the Common Stock fixed or determined
          as hereinafter provided.   Such conversion price shall initially be
          $45.00 per share, subject to the adjustments hereinafter provided (such price as adjusted at any time being hereinafter called the "Conversion Price").

          (b) The holder of any outstanding shares of Series A Preferred Stock may exercise the conversion right provided in Paragraph (a) above as to all or any portion of the shares that he holds by delivering to the Corporation during regular business hours, at the principal office of the Corporation's transfer agent or such other place as may be designated in writing by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or endorsed or assigned to the Corporation (if required by
          it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address and applicable social security number or other tax identification number) in which the certificate or certificates or shares of Common Stock are
          to be issued.   Conversion shall be deemed to have been effected on
          the date (the "Conversion Date") when such delivery is made. As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which he is entitled and a payment in cash of any dividends declared and unpaid with respect to the shares of Series A Preferred Stock so surrendered up to the dividend date that immediately precedes the Conversion Date. The person in whose name the certificate or certificates for shares of Common Stock are to be issued shall be deemed to have become a stockholder of record on the Conversion Date, unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open; but the Conversion Price shall be that in effect on the Conversion Date, unless the Conversion Date falls after the date that the Corporation mails a notice of redemption under Section 5(c) and before the date fixed for redemption, in which case the Conversion Price shall be that in effect on the date that such notice of redemption is mailed.

          (c) If, for twenty (20) consecutive trading days beginning on or after the end of the thirtieth (30/th/) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation and ending on or before the sixtieth (60/th/) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation, the last sale price of the Common Stock exceeds $56.25 (which price shall be subject to adjustment on the same basis as the Conversion Price as set forth in Section 5(f) below), then, effective at 5:00 p.m. on the last day in such twenty (20) day period the Corporation shall have the option to require that all outstanding shares of Series A Preferred Stock shall automatically convert into and become shares of Common Stock, as if each holder of Series A Preferred Stock exercised the conversion right provided in
          Section 5(a) and all shares of Series A Preferred Stock, whether or not the certificates therefore shall have been surrendered for cancellation, shall be deemed no longer to be outstanding for any purpose and all rights with respect to such shares shall thereupon cease and determine, except the right to receive certificates for shares of Common Stock upon surrender of certificates for shares of Series A Preferred Stock the same manner described in Section 5(b).
          If the Corporation elects to require conversion under this Section 5(c) the Corporation shall give written notice of such conversion by first class mail, postage prepaid to the holders of Series A

          Preferred Stock at the last addresses shown by the Corporation's stock transfer records. No delay or imperfection in such notice will affect the conversion of Series A Preferred Stock into shares of Common Stock pursuant to this Section 5(c). For purposes of this Section 5(c) and
          Section 5(f), the last sale price of the Common Stock shall be deemed to be the last sale price reported by NASDAQ or its successor, but if the Common Stock is listed on a national stock exchange, the last sale price on any date shall be deemed to be the last sale price on the exchange on which it generally has the highest trading volume.

          (d)  The Corporation shall not issue any fraction of a share upon
          conversion of shares of the Series A Preferred Stock.   If more than
          one share of the Series A Preferred Stock shall be surrendered for conversion at any time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the total number of the shares of Series A Preferred
          Stock so surrendered.   If any fractional interest in a share of
          Common Stock would be deliverable upon conversion, the number of shares of Common Stock deliverable shall be rounded up to the nearest full share.

          (e) The issuance of Common Stock on conversion of outstanding shares of Series A Preferred Stock shall be made by the Corporation without charge for expenses or for any tax in respect of the issuance of such Common Stock, but the Corporation shall not be required to pay any tax or expense which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in any name other than that of the holder of record on the books of the Corporation of the outstanding shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver any certificate for shares of Common Stock unless and until the person requesting the issuance shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

          (f) The Conversion Price shall be subject to the following adjustments:

               (i) Whenever the Corporation shall (A) pay a dividend on its outstanding shares of Common Stock in shares of its Common Stock or subdivide or otherwise split its outstanding shares of Common Stock, or (B) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the effective date of the happening of such event shall be adjusted so that the holders of the Series A Preferred Stock, upon conversion of all thereof immediately following such event, would be entitled to receive the same aggregate number of shares of Common Stock as they would have been entitled to receive immediately following such event if such shares of Series A Preferred Stock had been converted immediately prior to such event, or if there is a record date in respect of such event, immediately prior to such record date.

               (ii) In case the Corporation, after the date of this resolution, shall issue rights, warrants or options to subscribe for or purchase shares of Common Stock, or securities convertible into or exchangeable for shares of Common Stock, at a price per share less than the lesser of the Conversion Price or Current Market Value (as hereinafter defined) per share of Common Stock and if such rights, warrants, options or securities are exercisable, convertible or exchangeable for a period of more than thirty (30) days after the date of their issuance, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the issuance of such rights, warrants, options or securities by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of issuance of such rights, warrants, options or securities plus the number of shares which the aggregate exercise price of the shares of Common Stock called for by all such rights, warrants, options or securities (excluding any theretofore exercised, converted or exchanged) would purchase at such Current Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of issuance of such rights, warrants, options or securities plus the number of additional shares of Common Stock called for by all such rights, warrants, options or securities (excluding any theretofore exercised, converted or exchanged). Such adjustment shall be made on the date that such rights, warrants or options are issued. For the purposes of this Section 5(f), the "Current Market Value" per share of Common Stock on any date shall be deemed to be the average of the last sale price on each of the twenty (20) consecutive trading days commencing forty (40) trading days before such date. A trading day, for the purpose of this resolution, is a day on which securities are traded on the NASDAQ Stock Market or, if the Common Stock is then listed on any national stock exchange, on such exchange.

               (iii) Whenever the Corporation shall make a distribution to holders of Common Stock of evidences of its indebtedness or assets (excluding dividends and distributions paid in cash out of funds available for dividends in accordance with applicable law), the Conversion Price immediately prior to such distribution shall be adjusted by multiplying such Conversion Price by a fraction,
               (i) the numerator of which shall be the denominator, hereinbelow described, less the fair value (as conclusively determined in good faith by the Board of Directors of the Corporation) at the time of such distribution of that portion of the evidences of indebtedness or assets distributed which is applicable to one share of Common Stock, and (ii) the denominator of which shall be the Current Market Value per share of Common Stock on the next full business day after the record date fixed for the determination of the holders of the Common Stock entitled to such distribution. Such adjustment shall be retroactively effective as of immediately after such record date.

          (g) Notwithstanding any of the foregoing provisions of this Section 5, no adjustment of the Conversion Price shall be made if the Corporation shall issue rights, warrants or options to purchase Common Stock, or issue Common Stock, pursuant to one or more stock purchase plans, stock option plans, stock purchase contracts, incentive compensation plans, or other remuneration plans for employees (including officers) or any shareholder rights plan of the Corporation or its Subsidiaries adopted or approved by the Board of Directors of the Corporation before or after the adoption of this resolution.

          (h) In any case in which this Section 5 provides that an adjustment of the Conversion Price shall become effective retroactively immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event that number of shares of Common Stock issuable upon such conversion that shall be in addition to the number of shares of Common Stock which were issuable upon such conversion immediately before the adjustment in the Conversion Price required in respect of such event.

          (i) Anything in this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.25 in such price; provided, however, that any adjustments which by reason of this paragraph (i) are not required to be made shall be carried forward and taken into account in making subsequent adjustments. All calculations under this Section 5 shall be made to the nearest cent.

          (j) Whenever the Conversion Price and subsequent changes to be made therein are adjusted pursuant to this Section 5, the Corporation shall
          (i) promptly place on file at its principal office and at the office of each transfer agent for the Series A Preferred Stock, if any, a statement, signed by the Chairman or President of the Corporation and by its Treasurer, showing in detail the facts requiring such adjustment and a computation of the adjusted Conversion Price, and shall make such statement available for inspection by all shareholders of the Corporation, and (ii) cause a notice to be mailed to each holder of record of the outstanding shares of Series A Preferred Stock stating that such adjustment has been made and setting forth the adjusted Conversion Price. Unless the change in the Conversion Price is caused as a result of action described in subparagraph (i) of paragraph (f) of this Section 5, it shall be accompanied by a letter from the Corporation's independent public accountants stating that the change has been made in accordance with the provisions of this resolution.

          (k) In the event of any merger, share exchange or similar transaction to which the Corporation is a party, except (i) a merger in which the Corporation is the surviving corporation or (ii) a share exchange in which the Corporation's shares are issued to shareholders of another corporation, the plan of merger, plan of share exchange or comparable document shall provide that each share of Series A Preferred Stock then outstanding shall be converted into or exchanged for the kind and amount of stock, other securities and property receivable upon such merger, share exchange or similar transaction by a holder of the number of shares of Common Stock of the Corporation into which such share of Series A Preferred Stock might have been converted immediately prior thereto.

          (l) Shares of Common Stock issued on conversion of shares of Series A Preferred Stock shall be issued as fully paid shares and shall be
          nonassessable by the Corporation.   The Corporation shall, at all
          times, reserve and keep available for the purpose of effecting the conversion of the outstanding shares of Series A Preferred Stock such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

     6.   Redemption.

          (a) The Corporation may at its option redeem all or any portion of the outstanding shares of Series A Preferred Stock at a redemption price (the "Redemption Price") of $20.00 per share plus Dividends Accrued to the date fixed for redemption: (i) if, for twenty (20) consecutive trading days beginning on or after the end of the thirtieth (30/th/) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation and ending on or before the sixtieth (60/th/) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation, the last sale price of the Common Stock exceeds $56.25 (which price shall be subject to adjustment on the same basis as the Conversion Price as set forth in Section 6(f) below) or (ii) at any time after the end of the sixtieth (60/th/) calendar month following the effective date of the merger of the Corporation and Lamar Capital Corporation.

          (b) In the event that the Corporation elects to redeem less than all of the outstanding shares of Series A Preferred Stock, not more than sixty (60) days prior to the date fixed for redemption the Corporation shall select the shares to be redeemed by prorating the total number of shares to be so redeemed among all holders thereof in proportion, as nearly as may be, to the number of shares registered in their respective names, by lot or in such other equitable manner as the
          Board of Directors may determine.   The Corporation in its discretion
          may determine the particular certificates (if there are more than one) representing shares registered in the name of a holder which are to be redeemed.

          (c) Not less than thirty (30) nor more than sixty (60) days prior to the date fixed for any redemption pursuant to paragraph (a) of this
          Section 6, notice of redemption shall be given by first class mail, postage prepaid, to the holders of record of the outstanding shares of Series A Preferred Stock to be redeemed at their last addresses as shown by the Corporation's stock transfer records. The notice of redemption shall set forth the number of shares to be redeemed, the date fixed for redemption, the Redemption Price (including the amount of Dividends Accrued to the date fixed for redemption), and the place or places where certificates representing shares to be redeemed may be surrendered. In case less than all outstanding shares are to be redeemed, the notice of redemption shall also set forth the numbers of the certificates representing shares to be redeemed and, in case less than all shares represented by any such certificate are to be redeemed, the number of shares represented by such certificate to be redeemed.

          (d) When a notice of redemption of any outstanding shares of Series A Preferred Stock shall have been duly mailed as hereinabove provided, on or before the date fixed for redemption the Corporation shall deposit in cash funds sufficient to pay the Redemption Price (including Dividends Accrued to the date fixed for redemption) of such shares in trust for the benefit of the holders of the shares to be redeemed with any bank or trust company, having capital and surplus aggregating at least $25,000,000 as of the date of its most recent report of financial condition and named in such notice, to be applied to the redemption of the shares so called for redemption against surrender of the certificates representing shares so redeemed for cancellation. Except as set forth in Section 5(a), from and after the time of such deposit all shares for the redemption of which such deposits shall have been so made shall, whether or not the certificates therefor shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose and all rights with respect to such shares shall thereupon cease and determine except the right to receive payment of the Redemption Price (including Dividends Accrued to the date fixed for redemption), but without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time.

          (e) The Corporation shall redeem all of the outstanding shares of Series A Preferred Stock at a redemption price (the "Redemption Price") of $20.00 per share, plus Dividends Accrued thirty (30) years from the date of the issuance thereof.

          (f) The Corporation may at its option redeem all or any portion of the outstanding shares of Series A Preferred Stock at a redemption price (the "Redemption Price") of $20.00 per share plus Dividends Accrued if there is change in the Federal Reserve capital adequacy guidelines that results in the Series A Preferred Stock not qualifying as Tier 1 capital.

          (g) The Corporation shall also have the right to acquire outstanding shares of Series A Preferred Stock otherwise than by redemption, pursuant to this Section 6, from time to time, for such consideration as may be acceptable to the holders thereof; provided, however, that if all Dividends Accrued on all outstanding shares of Series A Preferred Stock shall not have been declared and paid or declared and a sum sufficient for the payment thereof set apart neither the Corporation nor any Subsidiary shall so acquire any shares of such series except in accordance with a purchase offer made on the same terms to all the holders of the outstanding shares of Series A Preferred Stock.

                                        Hancock Holding Company


                                        By:____________________________________
                                                  President


                                        By:____________________________________
                                                  Secretary

                            HANCOCK HOLDING COMPANY
                      One Hancock Plaza, 2510 14th Street
                         Gulfport, Mississippi 39501

                                     PROXY

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Joseph F. Boardman, Jr., Carl J. Chaney and John Hairston as Proxy, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned, and to vote upon all matters that may properly come before the Special Meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated herein, with full power to vote, all shares of Common Stock of Hancock Holding Company held of record by the undersigned on May 18, 2001, at the Special Meeting of Shareholders to be held on June 28, 2001, or any adjournment(s) thereof.

     The Board of Directors recommends that you vote in FAVOR of Proposal 1.

1. PROPOSAL to amend the Articles of Incorporation of Hancock Holding Company to authorize 50,000,000 shares of preferred stock and provide the Board of Directors with the authority to issue series of the preferred stock.

     FOR  [_]              AGAINST    [_]              ABSTAIN   [_]


2. Whatever other business may be legally brought before the meeting or any adjournment thereof. The Board of Directors presently knows of no other business to be presented by or on behalf of Hancock or its management at the meeting.

     FOR  [_]              AGAINST    [_]              ABSTAIN   [_]


     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THE PROXY WILL VOTE FOR PROPOSAL 1 AND AT THE DISCRETION OF THE PERSON NAMED ABOVE IN CONNECTION WITH ANY OTHER BUSINESS PROPERLY COMING BEFORE THE MEETING.

     This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation or partnership, sign in full corporate or partnership name by authorized person.

Date:_____________________________________

Signature:________________________________

Social Security Number:___________________

Signature:________________________________

Social Security Number:___________________

                 Votes must be indicated in Black or Blue Ink.

             PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY